EXHIBIT 10.2

EXECUTION VERSION

DATED	10 June 2010

GOODMAN JERSEY HOLDINGS TRUST

and

RT PRINCETON UK HOLDINGS, LLC

and

GOODMAN PRINCETON HOLDINGS (JERSEY) LIMITED

SHAREHOLDERS’ AGREEMENT

in respect of Goodman Princeton Holdings (Jersey) Limited

Lacon House

84 Theobald’s Road

London WC1X 8RW

Tel: +44(0)20 7524 6000

SHAREHOLDERS’ AGREEMENT

DATE	10 June 2010

PARTIES

(1)	GOODMAN JERSEY HOLDINGS TRUST acting by its trustee Goodman Jersey Property Holdings (Aust) Pty Ltd, (incorporated and registered in New South Wales, Australia under company registration number ACN 121444746), the registered office of which is at c/o Level 10, 60 Castlereagh Street, Sydney NSW 2000, Australia) (“Goodman”);

(2)	RT PRINCETON UK HOLDINGS, LLC, a Delaware Limited Liability Corporation with its principal place of business at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, USA (“RTPUK”); and

(3)	GOODMAN PRINCETON HOLDINGS (JERSEY) LIMITED (a company incorporated and registered in Jersey under company number 105771), the registered office of which is at 13 Castle Street, St Helier, Jersey, JE4 5UT (the “Company”).

RECITALS

(A)	Goodman and RTPUK wish to establish the Company for the purpose of acquiring and holding the Properties for investment purposes.

(B)	This agreement sets out the terms and conditions on which Goodman and RTPUK agree to become shareholders in the Company and the rights and obligations of each of them as its shareholders.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement the following definitions apply:

“2006 Act”

means the United Kingdom Companies Act 2006;

“A Director”

means a Director appointed an A Director pursuant to this agreement or the Articles;

“A Share”

means an A ordinary share of no par value in the capital of the Company;

“Administrator”

means Sanne Trust Company Limited or such other person appointed as administrator to the Company and, where appropriate, the Indirect Investment Vehicles;

“Administration and Secretarial Agreement”

means the agreement dated on or about the date of this agreement to be entered into between (1) the Company and South Normanton SPV and Brackmills SPV and (2) the Administrator in relation to the provision of secretarial services from the Administrator to each of them;

“Agreed Form”

means in a form agreed by and signed by or on behalf of each of the parties and initialled by them or on their behalf for identification;

“Alternative Representative”

has the meaning given to that term in clause 4.10.3;

“Appointor”

means, in relation to a Director or Representative, the Shareholder which nominated and appointed such Director or Representative in accordance with this agreement or the Articles;

“Articles”

means the articles of association of the Company in the form set out in Schedule 5 to be adopted pursuant to this agreement and as amended from time to time which are also to be adopted as the articles of association of the Indirect Investment Vehicles (with such amendments as the Shareholders agree);

“Asset Plan”

means an asset plan in respect of each Property from time to time as more fully described in clause 9.2.1;

“Associate”

means:

(a)	in the case of a company, a subsidiary undertaking or parent undertaking of the company, and any other subsidiary undertaking of such parent undertaking; and

(b)	in any other case, any body corporate or unincorporated association (including but not limited to a partnership, limited partnership or trust) directly or indirectly controlled by the person concerned, and for this purpose “control” shall have the same meaning as in section 1124 of the United Kingdom Corporation Tax Act 2010, provided that:

(i)	neither of CB Richard Ellis, Inc or any of its subsidiaries shall be deemed to be an Associate of RTPUK;

(ii)	in the case of Goodman, each of Goodman Limited and its subsidiaries, the Investment Adviser, the Development Manager, the Property Manager and Goodman Operator (UK) Limited shall be deemed to be an Associate of Goodman; and

(iii)	an Excluded Entity shall be deemed not to be an Associate of Goodman or the Investment Adviser;

“Auditors”

means the auditors of the Company from time to time;

“B Director”

means a Director appointed a B Director pursuant to this agreement or the Articles;

“B Share”

means a B ordinary share of no par value in the capital of the Company;

“Bank Accounts”

means the Company’s bank accounts from time to time;

“Board”

means the board of directors of the Company from time to time;

“Brackmills Property”

means the property known as “Brackmills” as described more fully in Schedule 1;

“Brackmills SPV”

means, Goodman Brackmills (Jersey) Limited (a company incorporated in Jersey under company number 94382), the registered office of which is at 13 Castle Street St Helier, Jersey JE4 5UT, being the entity that owns the Brackmills Property;

“Business”

means the business of the Company as described in clause 2.1;

“Business Day”

means a day other than a Saturday, Sunday or a day on which banks are authorised to close in Jersey or the City of London;

“Business Plan”

means a business plan in respect of the Group from time to time as more fully described in clause 9.2.1;

“Capital Proceeds”

means all proceeds of a capital nature received by the Company following a disposal or liquidation of all or any part of the Properties or any of the Indirect Investment Vehicles (as appropriate) or following any refinancing of the Group’s borrowings or any equity release;

“Chairman”

means the chairman of the Board from time to time;

“Companies Law”

means the Companies (Jersey) Law 1991, as amended;

“Company Buy Offer”

has the meaning given to that term in clause 7.1.1(a);

“Company Buy-Sell Notice”

has the meaning given to that term in clause 7.1.1;

“Company Offeree”

has the meaning given to that term in clause 7.1.1;

“Company Offeror”

has the meaning given to that term in clause 7.1.1;

“Company Sell Offer”

has the meaning given to that term in clause 7.1.1(b);

“Completion”

means the completion of the subscription for Shares by Goodman and RTPUK and acquisition of the Brackmills SPV and South Normanton SPV by the Company in accordance with clauses 3 and 10.1 and Schedule 3;

“Confidential Information”

means all information relating to the Business, the Group, any Property or to any Shareholder or any Associate of any Shareholder including, without limitation, trade secrets, any financial or trading information and the contents of this agreement and any other agreement referred to in this agreement;

“Deadlock”

has the meaning given to that term in clause 6.2;

“Deadlock Date”

has the meaning given to that term in clause 6.6;

“Deadlock Notice”

has the meaning given to that term in clause 6.3;

“Default Event”

has the meaning given to that term in clause 20.1;

“Defaulting Buy Sell Shareholder”

has the meaning given to that term in clause 7.3.4(b);

“Defaulting Shareholder”

has the meaning given to that term in clause 20.1;

“Development Manager”

means Goodman Logistics or any other person appointed as development manager to the Company or any Indirect Investment Vehicle from time to time;

“Development Management Agreement”

means the development management agreement dated on or about the date of this agreement to be in Agreed Form to be entered into between (1) the Development Manager and (2) the Company in relation to the provision of development management services to the Company and any Indirect Investment Vehicle;

“Director”

means an A Director or a B Director, as the case may require including where applicable an alternate director in each case appointed in accordance with the Articles or this agreement and the expression “Directors” shall be construed accordingly;

“Disposal”

means the sale, transfer or other disposition of a Property or any Indirect Investment Vehicle that owns (either directly or indirectly) such Property;

“Drawdown Notice”

has the meaning given to that term in clause 10.6.1;

“Due Diligence Materials”

has the meaning given to that term in clause 16.3.1;

“Emergency Funding”

means funding required for any valid business purpose of the Company or any Indirect Investment Vehicle as determined by the Property Manager or any Shareholder in each case in its reasonable discretion as being required on short notice, including for the prevention of danger or damage to any person or any Property, where the Shareholders do not agree on whether such funding should be provided;

“Emergency Shareholder Loan”

has the meaning given to that term in clause 10.6.1;

“Encumbrance”

includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

“Estimated Gross Asset Value”

has the meaning given to that term in clause 7.1.1;

“Excluded Entity”

means:

(a)	any person in respect of which the Investment Adviser or any of its Associates has been appointed as an investment or asset adviser or manager (whether discretionary or not), other than Goodman Limited or any of its Associates; or

(b)	any fund, joint venture, investment club, collective investment scheme, pooled investment vehicle or similar entity (whether incorporated or unincorporated) which is owned in part, managed or advised by the Investment Adviser or any of its Associates, provided that none of the Investment Adviser, Property Manager or Development Manager (or any of their assignees under the Investment Advisory Agreement, Property Services Agreement or the Development Management Agreement which are Associates of Goodman Limited) shall be an Excluded Entity;

“Executive Committee”

shall have the meaning given to that term in clause 4.10.1;

“Finance Agreements”

means any loan, finance, security or other agreements or documents entered into by the Company and/or any Indirect Investment Vehicle with any third party lender or provider of finance;

“Financial Year”

in relation to the Company, means a financial accounting period of 12 months ending 31 December, but in the first year the Company is formed, means the period starting with the day the Company is formed and ending on 31 December 2010, and in the last year of the Company the period from 1 January in such year to the date of dissolution of the Company;

“First Notice”

has the meaning given to that term in clause 16.3.1;

“First Preferred Return”

means, in the case of each Shareholder, the sum of (a) an amount equal to eight and a half percent (8.5%) per annum, determined on a basis of 365 or 366 calendar days as the case may be, for the actual number of days in the Financial Year for which the first preferred return is being determined, of the average daily balance of such Shareholder’s Unreturned Capital for the given Financial Year plus (b) any amount of first preferred return in respect of paragraph (a) for any previous Financial Years to the extent not actually distributed pursuant to clause 11.1.1 or 11.1.2, cumulative and compounded at eight and a half percent (8.5%) on an annual basis;

“Goodman Limited”

means Goodman Limited, a company incorporated in Australia under company number ACN 000 123 071;

“Goodman Logistics”

means Goodman Logistics Developments (UK) Limited, a company incorporated and registered in England and Wales under company number 03921188;

“Goodman Representative”

has the meaning given to that term in clause 4.10.2;

“Goodman Senior Officer”

has the meaning given to that term in clause 6.5.1;

“Group”

means the Company and its subsidiaries (including each of the Indirect Investment Vehicles) from time to time and the expression “Group Member” means any one of them;

“Indemnified Person”

has the meaning given to that term in clause 9.3.2(a);

“Indirect Investment Vehicle”

means any limited partnership, limited liability partnership, general partnership, company, unit trust, offshore holding structure or collective investment scheme that is, or will be, either directly or indirectly wholly owned by the Company or in which another Indirect Investment Vehicle has a majority ownership interest;

“Initial Plans”

means the Business Plan for the Group and the Asset Plan for each Initial Property in Agreed Form to be adopted at Completion;

“Initial Investment Term”

means the date falling three years after the date of this agreement;

“Initial Properties”

means each of the properties in the United Kingdom listed in Schedule 1 to be acquired indirectly on or about the date of this agreement through the purchase of the total share capital of the Brackmills SPV and the South Normanton SPV;

“Initial Term”

has the meaning given to that term in clause 25.1;

“Instrument of Adherence”

means an instrument in the form set out in Schedule 4;

“Intellectual Property Rights”

means inventions, patents, technical information and know-how of all descriptions, utility models, trade marks, service marks, rights in design (registered and unregistered), semi-conductor topography rights, copyrights (including rights in computer software), database rights, business and trade names and associated goodwill, domain names and all other industrial or intellectual property or other rights or forms of protection of a similar nature or having similar effect in any part of the world and all rights in and in relation to any of them, applications to register any of them, and the rights to apply for or claim priority in respect of any of them;

“Interested Director”

means in respect of a Related Party Contract:

(a)	a Director (or director of an Indirect Investment Vehicle) who is a party to a Related Party Contract; or

(b)	a Director (or director of an Indirect Investment Vehicle) whose Appointor (or an Associate of the Appointor) is a party to a Related Party Contract;

“Interested Party”

means an Interested Director, an Interested Representative, his or her Appointor (in each case) and any Associate of such Appointor;

“Interested Representative”

means in respect of a Related Party Contract:

(a)	a Representative who is a party to a Related Party Contract; or

(b)	a Representative whose Appointor (or an Associate of the Appointor) is a party to a Related Party Contract;

“Investment Adviser”

means Goodman Logistics or any other person appointed as investment adviser to the Company from time to time;

“Investment Advisory Agreement”

means the investment advisory agreement dated on or about the date of this agreement to be in Agreed Form to be entered into between (1) the Company (2) the Investment Adviser and (3) Goodman Operator (UK) Limited in relation to the provision of investment advisory services to the Company and any Indirect Investment Vehicle;

“IRR”

means the annual internal rate of return (expressed as a percentage) which when applied as a discount to a particular set of cashflows gives the net present value of that set of cashflows as zero having adopted the convention of outflows as positive and inflows as negative on the basis that:

(a)	each of those cashflows is regarded as arising at the date on which the cashflow in question occurs or is deemed to occur; and

(b)	the rate of return is treated as compounding annually;

“Jersey”

means the Island of Jersey, Channel Islands;

“Joint Venture Documents”

means:

(a)	this agreement;

(b)	the Service Agreements;

(c)	the Administration and Secretarial Agreement;

(d)	the Trade Mark Licence Agreement; and

(e)	the Sale and Purchase Agreements;

“Major Decisions”

means all matters set out in Part 1 of Schedule 2;

“Market Value”

means market value as determined in accordance with the latest appraisal and valuation manual of the Royal Institution of Chartered Surveyors from time to time;

“Memorandum”

means the memorandum of association of the Company, as may be amended from time to time;

“NAV”

means, at the relevant time, the net asset value of the Company determined in accordance with United Kingdom generally accepted accounting standards with such adjustments as the Auditors shall reasonably determine and calculated pursuant to clause 21 by:

(a)	taking the aggregate of:

(i)	the asset value of the Indirect Investment Vehicles (in relation to which the value of each Property shall be its Market Value at the relevant time, as determined by the Valuers) and, for the avoidance of doubt, any cash deposits (whether held as contingencies, other contingency or sinking fund amounts or otherwise) and receivables of any Indirect Investment Vehicle shall be included as assets; and

(ii)	the current market value of any other assets of the Company including any cash deposits;

(b)	deducting outstanding liabilities of the Company as at the relevant time; and

(c)	applying the following additional principles:

(i)	cash and short term deposits shall be taken at face value;

(ii)	there shall be deducted the total amount of any actual or estimated liabilities properly payable by the Company or any Indirect Investment Vehicle (to the extent not already taken into account in determining values under paragraphs (a) and (b) above);

(iii)	there shall be added the amount of any prepayments made by the Company or any Indirect Investment Vehicle (to the extent not already taken into account in determining values under paragraphs (a) and (b) above) in respect of any period after the date for calculation of the net asset value;

(iv)	goodwill and other intangible assets shall be excluded;

(v)	any Property which is the subject of an unconditional binding contract for sale shall be taken at the contract price less any associated costs of sale; and

(vi)	the value or liability (as the case may be) under any interest rate or other hedging arrangements or any fixed interest rate debt instrument shall be marked to market as at the relevant date;

“NAV per Share”

means at the relevant time the amount determined by dividing the NAV by the total number of Shares then in issue;

“Net Operating Income”

means all tenant cash payments and recoverable outgoing charges to tenants, less Property costs and expenses and costs and expenses of the Group, including but not limited to, base fees, administration fees, performance fees and other ancillary costs associated with the Group’s operations

“Non-Defaulting Shareholder”

has the meaning given to that term in clause 20.1;

“Offer Period”

has the meaning given to that term in clause 16.1.2;

“Performance Fee”

means the performance fee paid (or to be paid) to Goodman Logistics as investment adviser pursuant to the Investment Advisory Agreement;

“Properties”

means, as the context requires:

(a)	the Initial Properties;

(b)	any other property acquired by the Company after the date of this agreement, either directly or by way of an Indirect Investment Vehicle; and

(c)	any interest in such property;

“Property Buy Offer”

has the meaning given to that term in clause 7.2.1(a);

“Property Buy-Sell Notice”

has the meaning given to that term in clause 7.2.1;

“Property Manager”

means Goodman Logistics or any other person appointed as property manager from time to time of each of the Properties;

“Property Offeree”

has the meaning given to that term in clause 7.2.1;

“Property Offeror”

has the meaning given to that term in clause 7.2.1;

“Property Sell Offer”

has the meaning given to that term in clause 7.2.1(b);

“Property Services Agreement”

means the property services agreement dated on or about the date of this agreement to be in Agreed Form to be entered into between (1) the Property Manager (2) the Company and (3) Indirect Investment Vehicles in relation to the provision of property management services to the Company and any Indirect Investment Vehicle;

“Qualifying Asset”

has the meaning given to that term in clause 16.2.1;

“Quarter”

means a quarter of the Financial Year each such quarter ending on 31 March, 30 June, 30 September and 31 December;

“Quarter End”

means the last day of each Quarter;

“Related Party Contract”

means a contract, arrangement or understanding that is between:

(a)	on the one hand, a Director, a Representative, his or her Appointor (in each case), any director, officer or Associate of such Appointor (other than the Company or any Indirect Investment Vehicle); and

(b)

on the other hand, the Company, an Indirect Investment Vehicle or any other entity in which any of the Company or any Indirect Investment Vehicle is interested, in any matter and in any capacity (including, without limitation, on its own account, jointly with or on behalf of any other person, firm, company or other entity, or as an employee, manager, director, shareholder, member, partner, joint venture participant or consultant), and shall be deemed to include the Joint Venture Documents and any agreement or transaction with, hiring for services rendered, or the payment of any fees or other remuneration to, any Director, Representative or Shareholder or any Associate of a Shareholder or any of their respective members, shareholders, officers or directors;

“Relevant Date”

has the meaning given to that term in clause 21.1.1;

“Relevant Property”

has the meaning given to that term in clause 6.6;

“Representative”

has the meaning given to that term in clause 4.10.2;

“Reserved Matters”

means the matters listed in Part 2 of Schedule 2;

“RTPUK Notice”

has the meaning given to that term in clause 16.5.2;

“RTPUK Offer”

has the meaning given to that term in clause 16.5.1;

“RTPUK Representative”

has the meaning given to that term in clause 4.10.2;

“RTPUK Senior Officer”

has the meaning given to that term in clause 6.5.2;

“Sale and Purchase Agreements”

means the sale and purchase agreements relating to shares in the Brackmills SPV and in the South Normanton SPV;

“SDLT”

means United Kingdom stamp duty land tax or any similar tax replacing the same from time to time;

“Second Preferred Return”

means, in the case of each Shareholder, the sum of (a) an amount equal to one and a half percent (1.5%) per annum, determined on a basis of 365 or 366 calendar days as the case may be, for the actual number of days in the Financial Year for which the second preferred return is being determined, of the average daily balance of such Shareholder’s Unreturned Capital for the given Financial Year plus (b) any amount of second preferred return in respect of paragraph (a) for any previous Financial Years to the extent not actually distributed pursuant to clause 11.1.1 or 11.1.2, cumulative and compounded at ten percent (10%) on an annual basis;

“Service Agreements;

means:

(a)	the Investment Advisory Agreement;

(b)	the Development Management Agreement; and

(c)	the Property Services Agreement;

“Share”

means any share in the capital of the Company of whatever class and the expression “Shares” shall be construed accordingly;

“Shareholder”

means any person registered in the books of the Company as the holder of a Share from time to time;

“SNL”

means Sanne Nominees Limited;

“South Normanton Property”

means the property known as “South Normanton” as described more fully in Schedule 1;

“South Normanton SPV”

means, Goodman South Normanton (Jersey) Limited (a company incorporated in Jersey under company number 94370 the registered office of which is at 13 Castle Street St Helier, Jersey JE4 5UT), being the entity that owns the South Normanton Property;

“Target Region”

means the United Kingdom;

“Trade Mark Licence Agreement”

means the trade mark licence agreement in the Agreed Form dated on or about the date of this agreement and to be entered into between Goodman Limited and the Company in relation to the use of the “Goodman” mark;

“Transaction Amount”

means the proposed purchase price of any Qualifying Asset that is subject to a Transaction in Progress;

“Transaction in Progress”

means any transaction in relation to a Qualifying Asset:

(a)	which is actively being pursued by the Company (or any Indirect Investment Vehicle) following acceptance of a First Notice or a RTPUK Notice; or

(b)	in respect of which heads of terms have been agreed or an offer, agreement in principle, memorandum of understanding or definitive agreement has been made or entered into in good faith between the Company (or any Indirect Investment Vehicle) and any other person;

“United Kingdom”

means Great Britain and Northern Ireland;

“Unreturned Capital”

means, for each Shareholder, an amount equal to the aggregate of sums subscribed for Shares by such Shareholder less any amounts distributed to such Shareholder pursuant to clause 11.1.2(a), provided that if the resultant amount would result in a sum below zero it shall be deemed to be zero; and

“Valuers”

means such firm of valuers and surveyors being members of the Royal Institution of Chartered Surveyors as shall be determined by the Company for the purpose of valuing the Properties or failing determination by the Company, as determined by such valuer appointed by the then president of the Royal Institution of Chartered Surveyors (or the next most senior officer available) upon the application of either Shareholder.

1.2	Interpretation

Unless otherwise expressly stated, the rules of interpretation set out in this clause 1.2 apply in this agreement:

1.2.1	The contents page, headings and sub-headings in this agreement are for ease of reference only and do not affect the meaning of this agreement.

1.2.2	Words in the singular include the plural and vice versa.

1.2.3	The masculine includes the feminine and vice versa.

1.2.4	A reference to a party is to a party to this agreement and includes the respective successors or permitted assigns of the original parties.

1.2.5	Where examples are given by using words or phrases such as “include”, “including” or “in particular”, the examples do not restrict the meaning of the related general words and the use of the words “include”, “including” or “in particular” shall be deemed to include the words “without limitation”.

1.2.6	A reference to a person includes an individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality).

1.2.7	A reference to a clause, paragraph or schedule is to a clause or paragraph of or schedule to this agreement and a reference to this agreement includes its schedules and appendices.

1.2.8	A reference to a company includes any company, corporation or any other body corporate (wherever incorporated).

1.2.9	A reference to legislation is a reference to all legislation having effect in the United Kingdom at any time, including directives, decisions and regulations of the Council or Commission of the European Union, Acts of Parliament, orders, regulations, consents, licences, notices and bye-laws made or granted under any Act of Parliament or directive, decision or regulation of the Council or Commission of the European Union, or made or granted by a local authority or by a court of competent jurisdiction and any approved mandatory codes of practice issued by a statutory body.

1.2.10	A reference to a statute or statutory provision includes:

(a)	that statute or statutory provision as amended, modified or replaced (before, on or after the date of this agreement);

(b)	any statute or statutory provision which re-enacts (with or without modification) such statute or statutory provision; and

(c)	any subordinate legislation or any mandatory code of practice made (before, on or after the date of this agreement) under that statute or statutory provision.

1.2.11	A reference to this agreement or to any other document shall include any variation, amendment or supplement made to this agreement or that other document.

1.2.12	The words “holding company”, “subsidiary”, “undertaking”, “parent undertaking” or “subsidiary undertaking” have the same meaning as their respective definitions in the 2006 Act.

1.2.13	A reference to a person being connected with another person is a reference to a connected person as defined in section 1122 and 1123 of the United Kingdom Corporation Tax Act 2010.

1.2.14	Where any act, matter or thing is due to happen under this agreement on any day that is not a Business Day then it shall be deemed to be due on the next Business Day.

2.	THE BUSINESS OF THE COMPANY

2.1	The Company shall acquire and hold the Properties either directly or indirectly by way of an Indirect Investment Vehicle for investment purposes on the terms set out in this agreement.

2.2	The Business shall be carried on by the Company solely in Jersey.

2.3	Each of the Shareholders shall use reasonable endeavours (but without any obligation to incur any costs, expenses or liabilities, except where required in connection with fulfilling the duties and obligations set out elsewhere in this agreement or the documents referred to in this agreement):

2.3.1	to ensure that the Business is carried on in accordance with the then current Business Plan in respect of the Company and Asset Plan in respect of each Property; and

2.3.2	to promote and develop the Business to the best advantage of the Shareholders in accordance with good business practice.

3.	COMPLETION

3.1	Completion shall take place on the date of this agreement at the offices of Sanne Group, 13 Castle Street, St Helier, Jersey JE4 5UT.

3.2	At Completion each of Goodman and RTPUK shall do those things respectively required of them and procure that the Company shall do those things required of it, in each case in accordance with Schedule 3.

3.3	Immediately following Completion:

3.3.1	the initial authorised share capital of the Company shall be an unlimited number of no par value Shares and the initial issued share capital of the Company shall be 10 Shares divided into 2 A Shares, 8 B Shares; and

3.3.2	the Shares will be held by the Shareholders as follows:

Name	Number and Designation of Shares

Goodman	2 A Shares

RTPUK	8 B Shares

4.	DIRECTORS AND MANAGEMENT

4.1	Appointment of Directors

4.1.1	Subject to clause 4.2, the Board shall have responsibility for the supervision and management of the Company and its Business save in respect of the Reserved Matters, which require unanimous approval from the Shareholders as set out in clause 5.

4.1.2	Goodman shall be entitled to appoint up to two Directors and RTPUK shall be entitled to appoint up to three Directors but each shall be obliged to appoint at least one Director.

4.1.3	Any Directors appointed by Goodman shall be designated as A Directors and any Directors appointed by RTPUK shall be designated as B Directors.

4.1.4	At the date of this agreement the Directors shall be as follows:

A Directors:	Stephen Young and Zena Yates.

B Directors:	Chuck Hessel, Colin Borman and Peter Machon.

4.1.5	A Shareholder may remove a Director appointed by it and appoint a new Director in his place by notice in writing to the Company and the other Shareholder; provided that:

(a)	a Shareholder proposing to appoint or remove a Director shall consult with the other Shareholder (if it is reasonably practicable to do so) before giving such notice; and

(b)	nothing in this clause 4.1 shall prevent the appointment or removal of a Director notwithstanding that such appointment or removal has not been agreed by the other Shareholder.

4.1.6	At all times at least one Director appointed by Goodman and two Directors appointed by RTPUK must be resident in Jersey. Each Shareholder undertakes that it will not appoint any Director or remove or procure the removal of any Director where to do so would result in less than one Director appointed by Goodman and two Directors appointed by RTPUK being resident in Jersey.

4.1.7	The position of Chairman shall be held for alternate periods of 6 months (or such other period as the Shareholders shall agree) by an A Director or by a B Director resident in Jersey. The Chairman shall not have a casting vote. The first Chairman shall be appointed by the A Directors. If the Chairman is unable to attend any meeting of the Board, the Shareholder who appointed him shall be entitled to appoint another of its Directors to act as Chairman at the meeting.

4.1.8	Whenever a Shareholder ceases, for whatever reason, to be a Shareholder, that Shareholder shall procure that the Director(s) appointed by it will resign immediately from the Board without payment of compensation for loss of office or otherwise.

4.1.9	Any Shareholder removing a Director shall be responsible for and agrees with the other Shareholder to indemnify the other Shareholder and the Company against all losses, liabilities and costs which the other Shareholder and/or the Company may incur arising out of, or in connection with, any claim by such Director for wrongful or unfair dismissal or redundancy or other compensation arising out of such Director’s removal from or loss of office.

4.1.10	Each Shareholder shall procure that no Director appointed by it (nor any alternate Director appointed by such Director) shall bind or purport to bind the Company or authorise it to do or omit to do anything in its own corporate capacity other than in accordance with this agreement and the Articles.

4.2	Quorum

4.2.1	Save as set out in this agreement, no business shall be transacted at any meeting of the Board or Shareholders unless a quorum is present in accordance with the Articles or this agreement, as applicable, namely:

(a)	at Board meetings, one A Director and two B Directors; and

(b)	at general meetings and adjournments of any general meeting, both Shareholders present in person or by corporate representative,

provided that:

(c)	if a majority of the Directors present at the meeting are not in Jersey; or

(d)	if any Director is participating from the United Kingdom,

then the Directors present, irrespective of their number, shall not constitute a quorum and the Directors may not act.

4.2.2	If a quorum of Directors or Shareholders (as the case may be) is not present at all times during a meeting of the Board or the Shareholders, as applicable, such meeting shall be adjourned and reconvened at such time and place in Jersey as determined by the Directors or Shareholder representatives present (as the case may be) (provided that notice of the time, date and place of the reconvened meeting is given to each person entitled to attend the meeting not less than 48 hours before the meeting).

4.2.3	Each of the Shareholders shall take reasonable steps available to them to ensure that any meeting of the Board and every general meeting of the Company has the necessary quorum throughout.

4.3	Voting – Board meetings

4.3.1	Save as set out in this agreement, the A Directors shall collectively have one vote and the B Directors shall collectively have one vote and no matter shall be given effect to unless the A Directors present have exercised their collective vote in favour of the matter in question and the B Directors present have exercised their collective vote in favour of the matter in question.

4.3.2	Where the A Directors disagree as to which way to exercise their collective vote the A Directors shall be deemed to have exercised their collective vote against the proposed resolution.

4.3.3	Where the B Directors disagree as to which way to exercise their collective vote the B Directors shall be deemed to have exercised their collective vote against the proposed resolution.

4.4	Related Party Contracts

4.4.1	Subject to applicable law, an Interested Party may enter into, vary or terminate (in each case, insofar as it has the right to do so thereunder and in accordance with the terms thereof) a Related Party Contract and retain any benefits under a Related Party Contract provided that the entry into or variation of the Related Party Contract is on an arm’s length basis and either (a) the Related Party Contract is a Joint Venture Document or (b) the Board has passed a resolution approving the participation by the Interested Party in the Related Party Contract.

4.4.2	Subject to applicable law and clauses 4.4.4 and 20.3, an Interested Party:

(a)	shall disclose all conflicts of interest relevant to it of which it is aware and which is applicable to the matter to be discussed at a meeting of the Shareholders or Board;

(b)	may be present while a Related Party Contract is considered at a meeting of the Shareholders or Board;

(c)	may vote on a resolution of the Shareholders or Board in relation to the Related Party Contract or any matters concerning a Related Party Contract; and

(d)	may be counted in any quorum for a meeting of the Shareholders or Board in relation to a Related Party Contract when such contract is discussed.

4.4.3	Each of the Shareholders undertakes with the other of them that (unless otherwise agreed in writing by the other of them) it will join with the other of them in procuring that the Company and any Indirect Investment Vehicle:

(a)	observes and performs in all respects the provisions of any contract, agreement or arrangement which the Company or any Indirect Investment Vehicle is a party; and

(b)	enforces the observance and performance in all respects by the other party or parties thereto of the provisions of any contract, agreement or arrangement which the Company or any Indirect Investment Vehicle is a party.

4.4.4	The Shareholders agree to procure that in respect of any contract, agreement or arrangement between the Company or any Indirect Investment Vehicle on the one hand and any of the Shareholders or any of their respective Associates on the other hand all decisions relating to:

(a)	the assertion, enforcement or defence of any claim relating to any such contract, agreement or arrangement (including the commencement, conduct, settlement or abandonment of proceedings in connection with the claim or the assertion of material breach under the contract, agreement or arrangement);

(b)	the exercise of any rights of termination under such contract, agreement or arrangement other than the exercise of any rights under clause 9.2.2 of the Investment Advisory Agreement, clause 9.2.2 of the Property Services Agreement or clause 12.2.3 of the Development Management Agreement; or

(c)	the acquisition by the Group of a Qualifying Asset owned by a Shareholder or its Associates,

shall be undertaken on behalf of the Company, or by the relevant Indirect Investment Vehicle, by a committee of the Board or by a committee of the board of directors of the relevant Indirect Investment Vehicle (as the case may be) comprising entirely of Directors appointed by the other Shareholder.

4.5	Timing and location of Board meetings

4.5.1	Meetings of the Board shall take place at the offices of the Company in Jersey, at such time or times as the Board may agree, but in any event not less frequently than two calendar months after each Quarter End by not less than 72 hours notice (or such other period of notice as the Board may agree from time to time) specifying the date, time and place of the meeting and the business to be transacted at that meeting, provided that all the Directors may, by notice in writing to the Company, waive such notice in respect of any particular meeting of the Board.

4.5.2	Any Director may participate in a Board meeting by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting provided that at least one Board meeting in a twelve month period should be held in person and provided always that no Director participating in the meeting by telephone shall be present in the United Kingdom at the time of the meeting.

4.6	Resolutions in writing

4.6.1	A resolution in writing of the Board signed, or approved in writing, by such of the Directors as are entitled pursuant to clause 4.3 to approve the resolution in question shall be as valid and effective as if it had been passed at a Board meeting duly convened and held and may consist of several documents in the like form each signed, or containing such approval, by one or more of the Directors. A resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

4.6.2	In order for a resolution in writing of the Board to be effective the majority of the Directors signing the resolution must have signed it in Jersey and no director shall have signed it in the United Kingdom.

4.7	Board papers

All papers for meetings of the Board shall be sent to all Directors as early as reasonably practicable prior to the relevant meeting and the chairman of such meeting shall procure that draft minutes of the Board meetings shall be sent to all Directors entitled to receive the same as soon as practicable after the holding of the relevant meeting.

4.8	Remuneration

The Directors shall not be entitled to any remuneration, fees or benefits but the Company will, on such terms as the Board may from time to time resolve, reimburse the Directors for all reasonable travelling and other expenses properly incurred in attending Board meetings, in connection with the Business of the Company and in the performance of their duties as Directors.

4.9	Indirect Investment Vehicles

4.9.1	Goodman shall be entitled to appoint up to two directors and RTPUK shall be entitled to appoint up to three directors to each Indirect Investment Vehicle but RTPUK shall not be obliged to appoint any directors.

4.9.2	No other persons shall be appointed directors of any Indirect Investment Vehicle unless otherwise agreed in writing by the Shareholders.

4.9.3	The provisions of this clause 4 relating to Directors and the Board shall apply mutatis mutandis in relation to each Indirect Investment Vehicle as they apply to the Company, so that for this purpose references to the “Board”, the “Articles” and the “Directors” shall be deemed to include references to the board (or equivalent body), the articles of association (or other constitutional documents) and the directors, operators, managers (or equivalent persons) of the Indirect Investment Vehicle and the Shareholders shall procure that the articles of association (or other constitutional documents) of each Indirect Investment Vehicle are adopted to give effect thereto, provided that if RTPUK elects not to appoint any directors to any Indirect Investment Vehicle such that Goodman has appointed the only directors then this will be reflected accordingly.

4.10	Executive Committee

4.10.1	Unless otherwise agreed by the Shareholders from time to time, the Shareholders shall establish an executive committee (the “Executive Committee”) that will make recommendations on Major Decisions to the Board.

4.10.2	The Executive Committee shall consist of one representative of the A Shareholder (the “Goodman Representative”) and two representatives of the B Shareholder (the “RTPUK Representatives”) (together the “Representatives”) and the first Representatives shall be:

Goodman:	Greg Goodman; and

RTPUK:	Phil Kianka and Chuck Hessel,

or, in the case of each Shareholder, such other Representative(s) as that Shareholder shall have nominated and notified to the other Shareholder.

4.10.3	The Representatives shall have the right to appoint an alternate to attend Executive Committee meetings (an “Alternate Representative”) by giving written notice to and consulting with the other Representatives, provided that this shall not prevent the appointment of an Alternate Representative by any Representative. The parties agree and acknowledge that with effect from the date of this agreement James Inwood and Jason Dalby shall be appointed by Greg Goodman as his Alternate Representatives.

4.10.4	No Representative may be resident in the United Kingdom.

4.10.5	The quorum of Representatives required at an Executive Committee meeting before any business shall be transacted shall be one Goodman Representative and two RTPUK Representatives, provided that if any Representative is participating from the United Kingdom, then the Representatives present, irrespective of their number, shall not constitute a quorum and the Representatives may not act.

4.10.6	Voting – Executive Committee Meetings

(a)	The Goodman Representative shall have one vote and the RTPUK Representatives shall collectively have one vote and no matter shall be given effect to unless the RTPUK Representatives present have exercised their collective vote in favour of the matter in question and the Goodman Representative has exercised his vote in favour of the matter in question.

(b)	Where the RTPUK Representatives disagree as to which way to exercise their collective vote, then the RTPUK Representatives in question shall be deemed to have voted against the proposed resolution.

(c)	All recommendations of the Executive Committee shall be referred to the Board for approval, regardless of whether a recommendation is for or against a Major Decision.

(d)	If the Executive Committee fails to reach a decision on a Major Decision, then the decision shall be referred to the Board.

4.10.7	The provisions of clauses 4.2.2, 4.2.3, 4.4 and 4.6 to 4.8 inclusive shall apply mutatis mutandis in relation to the Executive Committee, the Representatives and the Alternative Representatives as they apply to the Board and the Directors, so that for this purpose references to the “Board” and the “Directors” shall be deemed to be references to the Executive Committee and the Representatives (or Alternative Representatives) respectively, provided that in respect of clause 4.2.2 meetings of the Executive Committee are not required to happen in Jersey.

5.	RESERVED MATTERS

Notwithstanding clause 4, each of the Shareholders undertakes to exercise all voting rights and powers of control available to it in relation to the Company and each Indirect Investment Vehicle to procure that, save with the prior written consent of all the Shareholders, neither the Company nor any Indirect Investment Vehicle shall effect any of the Reserved Matters.

6.	DEADLOCK

6.1	Subject to clauses 6.2 to 6.6, failure of the Board or the Shareholders to reach a decision in accordance with clauses 4 and 5 shall mean that the Company shall not have resolved to proceed with the act to which such decision relates.

6.2	In the case where the Board or the Shareholders or the board (or equivalent body) of any Indirect Investment Vehicle fail to reach a unanimous decision of the Directors or the

Shareholders (or board (or equivalent body) of any Indirect Investment Vehicle) present and entitled to vote in relation to a Major Decision or a Reserved Matter or the Directors representing a Shareholder (or equivalent in relation to an Indirect Investment Vehicle) or a Shareholder wilfully absents itself from any meeting such that there is not a quorum at any meeting to discuss the same Major Decision or Reserved Matter on three consecutive occasions, then a deadlock shall be deemed to have arisen (a “Deadlock”) and any Shareholder shall be entitled, at its discretion, to exercise the rights conferred by this clause 6 in the manner, on the terms and subject to the conditions set out in this clause 6.

6.3	Within five (5) Business Days of the Deadlock arising, either Shareholder may give notice in writing (“Deadlock Notice”) to the other Shareholder that in its opinion there is a Deadlock and identifying the matter over which the Shareholders are deadlocked.

6.4	Following service of a Deadlock Notice each Shareholder shall use reasonable endeavours in good faith to resolve the Deadlock in the best interests of the Company and each Shareholder agrees that it shall not (and shall procure that any Director appointed by it shall not) invoke the provisions of this clause 6 otherwise than on the occurrence of a bona fide Deadlock (being a Deadlock which has not been artificially created or manufactured by such Shareholder or Director with a view to allowing it to instigate the procedures set out in this clause 6).

6.5	If the Shareholders are unable to resolve a Deadlock within twenty (20) Business Days of the service of the Deadlock Notice, then either Shareholder may refer the deadlocked matter to:

6.5.1	in the case of Goodman, Greg Goodman or such other person occupying the position of Chief Executive Officer of Goodman Limited (the “Goodman Senior Officer”); and

6.5.2	in the case of RTPUK, Jack A. Cuneo or such other person occupying the position of President of RTPUK (the “RTPUK Senior Officer”),

or if there ceases to be a Chief Executive Officer of Goodman or a President of RTPUK, the most senior officer of each such organisation, in each case with a view to such persons resolving the Deadlock as soon as possible in the best interests of the Company and each Shareholder shall use its reasonable endeavours to procure that such Deadlock is so resolved. If such persons agree upon a resolution of the matter, they shall execute a statement setting out the agreed terms. The Shareholders shall exercise their voting rights and other powers available to them in relation to the Company to procure that the agreed terms are fully and promptly put into effect.

6.6	If the persons referred to in clause 6.5 cannot resolve a Deadlock within twenty (20) Business Days of the Deadlock being referred to them (the “Deadlock Date”) and the Deadlock has arisen as a result of a Major Decision related to a specific Property, (the “Relevant Property”) then either Shareholder shall be entitled to serve a Property Buy-Sell Notice on the other Shareholder in relation to the Relevant Property in accordance with clause 7.2.

6.7	The Shareholders shall procure that in the event of a Deadlock each of them and their Directors and Representatives, directors (or equivalent) of any Indirect Investment Vehicle and each of their Associates shall continue to perform their respective obligations in relation to this agreement, the Articles and any other agreement (including the Joint Venture Documents) entered into for and on behalf of the Company or any Indirect Investment Vehicle, or for the purposes of the Business.

6.8	Each party shall bear its own costs incurred in respect of a Deadlock and the resolution procedures contained in this clause 6 unless otherwise agreed.

7.	BUY SELL OPTION

7.1	Company Buy-Sell Option

7.1.1	Subject to clause 20.2.2, at any time after the Initial Investment Term, any Shareholder wishing to exit the joint venture established by this agreement (the “Company Offeror”) may serve notice (the “Company Buy-Sell Notice”) on the Company and the other Shareholder (the “Company Offeree”) stating that the Company Offeror is exercising its rights pursuant to this clause 7.1 and specifying the Company Offeror’s estimate of the gross asset value of the Company (the “Estimated Gross Asset Value”) from which the corresponding price per A Share or B Share (as appropriate) shall be calculated in accordance with the proviso to this clause 7.1.1 and at which the Company Offeree may elect either:

(a)	to buy the Company Offeror’s interest in the Company (the “Company Buy Offer”); or

(b)	to sell the Company Offeree’s interest in the Company to the Company Offeror (the “Company Sell Offer”),

provided that, the price per A Share or B Share (as appropriate) offered by the Company Offeror shall be determined by reference to the value of the relevant Shares taking into account the amount that would be distributed to the relevant Shareholder if the Company’s assets were sold at the date of the Company Buy-Sell Notice for the Estimated Gross Asset Value and the Company and its subsidiaries were wound up and all debts and liabilities of the Group repaid or discharged and the proceeds following such winding up were distributed to the Shareholders pursuant to clause 11.1, provided further that the price per A Share or B Share (as appropriate) shall be such amount as agreed between the Company Offeree and the Company Offeror or, where such amount cannot be agreed, to be determined by the Auditors in accordance with the principles contained in this clause 7.1.1 (or if they shall fail, or decline, to do so) a firm of chartered accountants agreed upon by the Shareholders or in the event of failure to so agree nominated by the president (or the next most senior officer available) of the Institute of Chartered Accountants upon the application of either Shareholder. The Auditor (or chartered accountant) shall act as an expert (and not an arbitrator) and the determination of the Auditor (or chartered accountant) shall be final and binding on the parties except for manifest error which shall be corrected forthwith.

7.1.2	Upon service of the Company Buy-Sell Notice, the Company Offeree shall have the option to elect to accept either the Company Buy Offer or the Company Sell Offer, in each case by serving written notice on the Company and the other Shareholder within sixty (60) days after the date of service of the Company Buy-Sell Notice or if later when the price per A Share or B Share (as appropriate) is agreed or determined, failing which the Company Offeree shall be deemed to have accepted the Company Sell Offer.

7.1.3	Upon acceptance (or deemed acceptance) of the Company Buy Offer or the Company Sell Offer, as the case may be, the Shareholders shall complete the transfer of the relevant interest in the Company at the relevant price per Share in accordance with clause 22.

7.1.4	If the Company Offeree accepts the Company Buy Offer but the Company Offeree fails to pay the relevant price per Share or complete the transfer of the Company Offeror’s interest in the Company within the prescribed time period specified in clause 22.1, other than due to the fault or delay of the Company Offeror, the Company Offeror may, within one hundred and eighty (180) days after the expiry of the relevant thirty (30) day period referred to in clause 22.1, sell its interest in the Company to a third party, provided that the purchase price of such interest is not less than eighty five per cent (85%) of the price per Share of the Company Offeror’s Shares agreed or determined in accordance with clause 7.1.1.

7.1.5	The Shareholder acquiring the other Shareholder’s interest in the Company pursuant to this clause 7.1 may nominate another person (including a third party) to purchase the other Shareholder’s interest in the Company, provided that the selling Shareholder receives the price per Share pursuant to the relevant Company Buy Offer or Company Sell Offer.

7.2	Property Buy-Sell Option

7.2.1	If clause 6.6 applies, then either Shareholder (the “Property Offeror”) may serve notice (the “Property Buy-Sell Notice”) on the Company and the other Shareholder (the “Property Offeree”) within twenty (20) days of the Deadlock Date stating that the Property Offeror is exercising its rights pursuant to this clause 7.2 and specifying the price (which shall be the same) at which the Property Offeree may elect either:

(a)	to buy the Relevant Property from the Company (or the Indirect Investment Vehicle holding the Relevant Property) (the “Property Buy Offer”); or

(b)	to require the Company (or such relevant Indirect Investment Vehicle) to sell the Relevant Property to the Property Offeror (the “Property Sell Offer”).

7.2.2	Upon service of the Property Buy-Sell Notice, the Property Offeree shall have the option to elect to accept either the Property Buy Offer or the Property Sell Offer, in each case by serving written notice on the Company and the other Shareholder within sixty (60) days after the date of service of the Property Buy-Sell Notice, failing which the Property Offeree shall be deemed to have accepted the Property Sell Offer.

7.2.3	Upon acceptance (or deemed acceptance) of the Property Buy Offer or the Property Sell Offer, as the case may be, the purchasing Shareholder shall, and each of the Shareholders shall procure that the Company or the relevant Indirect Investment Vehicle shall, complete the transfer of the Relevant Property as appropriate at the price specified in the Property Buy-Sell Notice and upon substantially the same terms and conditions on which the Relevant Property was originally acquired by the Company (or the relevant Indirect Investment Vehicle), or, where such acquisition was a share acquisition then the Relevant Property shall be acquired upon the Standard Commercial Property Conditions (Second Edition or the edition current at the relevant time) and upon such other terms to be agreed between them (acting reasonably) within thirty (30) days of service of the notice of acceptance or within thirty (30) days of the Property Offeree having been deemed to accept the Property Sell Offer.

7.2.4

If the Property Offeree accepts the Property Buy Offer but fails to pay the relevant price or complete the transfer of the Relevant Property within the thirty (30) day period specified in clause 7.2.3 other than due to any fault or delay on the part of the Property Offeror, the Property Offeror may within one hundred and eighty (180) days after the expiry of the relevant thirty (30) day period require the Company or the relevant Indirect Investment

Vehicle to sell the Relevant Property to the Property Offeror or to a third party, provided that the purchase price of the Relevant Property is not less than eighty five per cent (85%) of the price specified in the Property Buy-Sell Notice.

7.2.5	If the Property Offeree accepts (or is deemed to have accepted) the Property Sell Offer but the Property Offeror fails to pay the relevant price or complete the transfer of the Property within the thirty (30) day period specified in clause 7.2.3 other than due to any fault or delay on the part of the Property Offeree, the Property Offeree may within one hundred and eighty (180) days after the expiry of the relevant thirty (30) day period require the Company or the relevant Indirect Investment Vehicle to sell the Relevant Property to the Property Offeree or to a third party, provided that the purchase price of the Relevant Property is not less than eighty five per cent (85%) of the price specified in the Property Buy-Sell Notice.

7.2.6	The Shareholder having the right to acquire a Relevant Property pursuant to this clause 7.2 may nominate another entity (including a third party) to purchase the Relevant Property on the terms set out in clause 7.2.3 provided that the selling Company (or the relevant Indirect Investment Vehicle) receives the price specified in the Property Buy-Sell Notice.

7.2.7	If the Property Offeree elects (or is deemed to elect) to accept either the Property Buy Offer or the Property Sell Offer, the Shareholder (or any third party) purchasing the Relevant Property may elect to acquire the shares in any Indirect Investment Vehicle that owns the Relevant Property (provided that the Indirect Investment Vehicle owns no other Property) and the provisions of this clause 7.2 will apply mutatis mutandis provided that the price for each such share shall be equal to the net asset value for such Indirect Investment Vehicle (and such net asset value shall be calculated in accordance with clause 21 with such changes as shall be necessary to the NAV and NAV per Share to reflect the fact that the shares being acquired are the shares in the Indirect Investment Vehicle owning the Relevant Property and not the Shares) divided by the total issued share capital of any such Indirect Investment Vehicle.

7.3	General

7.3.1	For the avoidance of doubt, if either Shareholder serves a Property Buy-Sell Notice pursuant to clause 7.2.1 then the other Shareholder shall not be entitled to do so in respect of the same Deadlock matter giving rise thereto or in relation to a new Deadlock matter affecting the same Property until such time as the provisions of clause 7.2 have been exhausted in respect of the first Deadlock matter and if both Shareholders serve a Property Buy-Sell Notice on the same day, the first in time to be served shall prevail.

7.3.2	For the avoidance of doubt, if either Shareholder serves a Company Buy-Sell Notice pursuant to clause 7.1.1 then the other Shareholder shall not be entitled to do so until such time as the provisions of clause 7.1 have been exhausted in respect of the first Company Buy-Sell Notice and if both Shareholders serve a Company Buy-Sell Notice on the same day, the first in time to be served shall prevail provided that the Company Offeror shall be entitled to serve a further Company Buy-Sell Notice pursuant to clause 7.1.1 if clause 7.1.4 is applicable and the Company Offeree fails to buy the Company Offeror’s Shares pursuant thereto.

7.3.3	For the avoidance of doubt, if either Shareholder has served a Property Buy-Sell Notice, then either Shareholder may subsequently serve a Company Buy-Sell Notice, provided that:

(a)	if the Property Buy-Sell Notice has not been accepted (or deemed accepted) by the Property Offeree prior to the date of service of the Company Buy-Sell Notice, then the Property Buy-Sell Notice shall lapse; or

(b)	if the Property Buy-Sell Notice has been accepted (or deemed accepted) by the Property Offeree prior to the date of service of the Company Buy-Sell Notice then both the Property Buy-Sell Notice and the Company Buy-Sell Notice shall be given full effect to.

7.3.4	Where:

(a)	either Shareholder has served a Company Buy-Sell Notice or a Property Buy-Sell Notice which has been accepted or deemed to be by the other Shareholder; and

(b)	the relevant Company Buy Offer, Company Sell Offer, Property Buy Offer or Property Sell Offer cannot be completed in accordance with the terms of this agreement as a consequence of the default of a Shareholder (the “Defaulting Buy Sell Shareholder”) either in favour of the other Shareholder or in favour of any third party pursuant to the terms of this Agreement, then the Defaulting Buy Sell Shareholder shall be required to pay compensation to the other Shareholder within ten (10) Business Days of service of a notice following such failure to complete in an amount equal to ten per cent (10%) of the Market Value of any Property subject to a Property Buy-Sell Notice or 10% of the aggregate price per Share (as specified in the relevant Company Buy-Sell Notice) for all Shares subject to the relevant Company Buy-Sell Notice.

8.	BANKING ARRANGEMENTS

8.1	The bankers to the Company shall be HSBC or such other bankers as the Company may from time to time determine or as any Finance Agreement may require. The Company shall provide to a Shareholder on request such information as it may require in relation to the Bank Accounts.

8.2	All cheques, bills of exchange, promissory notes and other monies drawn on the Bank Accounts shall be drawn in the name of the Company (or an Indirect Investment Vehicle) and shall be drawn in such manner as shall be determined from time to time by the Board.

8.3	Subject to any Finance Agreement, no payments shall be made or money withdrawn from any of the Bank Accounts except by the Company (or an Indirect Investment Vehicle) for the purpose of the Business or for the purpose of making payments to the Shareholders in accordance with the terms of this agreement.

8.4	Subject to any Finance Agreement, all money received by the Company (or an Indirect Investment Vehicle) in respect of any Property or Indirect Investment Vehicle (including rents and sale proceeds) shall as soon as practicable following receipt be paid into one of the Bank Accounts.

8.5	The parties agree that, subject to the terms of any Finance Agreement and unless otherwise determined by the Board, no single amount in excess of £20,000 shall be disbursed from any bank account of the Company or of any Indirect Investment Vehicle, unless first authorised by:

8.5.1	one A Director and one B Director in writing, regardless of whether this is reflected on the bank mandate in respect of such account; or

8.5.2	the Business Plan or relevant Asset Plan.

8.6	The Shareholders agree that:

8.6.1	no Shareholder may grant any Encumbrance over its interest in the Company or in this Agreement;

8.6.2	neither the Company nor any Indirect Investment Vehicle shall enter into any Finance Agreement or otherwise permit the external gearing on a Property to exceed sixty five per cent (65%) of the Market Value of that Property, as valued at the completion of the acquisition of the Property by the Company or any Indirect Investment Vehicle;

8.6.3	neither the Company nor any Indirect Investment Vehicle shall grant any Encumbrance over any Property or over any other asset or interests of the Company or the relevant Indirect Investment Vehicle, unless otherwise first approved by the Board;

8.6.4	based on prevailing interest rates at the time of this agreement, the Shareholders intend to maintain an aggregate target gearing range (excluding intra-group debt) across the Group’s portfolio of Properties of forty per cent to fifty per cent (40%-50%) of the aggregate Market Value of all Properties, as valued at completion of the acquisition of each Property by the Company or any Indirect Investment Vehicle; and

8.6.5	any financing arrangements for each Property pursuant to a Finance Agreement will generally be non-recourse to the Company, the Indirect Investment Vehicles or the Shareholders and will otherwise be structured on market standard terms and at such pricing available from time to time as determined by the Board.

9.	ACCOUNTING RECORDS, BUDGETS AND FINANCIAL INFORMATION

9.1	Reporting

9.1.1	The Shareholders shall procure that the Company and its subsidiaries shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in the United Kingdom.

9.1.2	Each Shareholder shall procure that, through the exercise of votes it directly or indirectly controls at meetings of the Board and general meetings of the Company and meetings of the board of each Indirect Investment Vehicle, the Company provides to them quarterly unaudited financial reports and annual audited financial reports.

9.2	Business Plan and Asset Plan

9.2.1

The Shareholders shall procure that not later than thirty (30) days before the beginning of each Financial Year (or such other time as the Shareholders may agree), the Board shall procure that the Investment Adviser prepares and delivers to the Board for its approval a proposed Business Plan in respect of the Group and an Asset Plan in respect of each Property which shall include an annual budget and cash flow forecast for the next Financial Year and such other information relating to the financial position and affairs of the Group and each Property as each Shareholder may from time to time reasonably require, provided that the Investment Adviser has been given reasonable notice of such requirement and provided further that to the extent that the Investment Adviser incurs materially increased expenditure in providing this additional information then such expenditure shall be reimbursed to the Company and/or the Investment Adviser by the Shareholder that requested such additional information.

9.2.2	Within the thirty (30) day period referred to in clause 9.2.1, the Board shall consider and, if it thinks fit, approve the relevant Business Plan and Asset Plan, subject to any amendments which it deems appropriate for the Financial Year.

9.2.3	Once any draft Business Plan or Asset Plan is in a form acceptable to, and approved by the Board, it shall become the Business Plan for the Group or (as appropriate) the Asset Plan in relation to the relevant Property for the year in question.

9.2.4	The Shareholders shall procure that the Board keeps the Business Plan and Asset Plans under review during the course of each Financial Year.

9.2.5	The business of the Group and each Property shall continue to be operated in accordance with each Business Plan or Asset Plan (as appropriate) for the prior year until the Board approves each new Business Plan or Asset Plan (as appropriate) save that adjustments shall be made thereto to reflect the deletions of non-recurring expense items and no capital expenditure shall be made until the approval of the new Business Plan or Asset Plan (as appropriate).

9.2.6	Each Shareholder undertakes to the other Shareholder that it shall, through the exercise of votes it directly or indirectly controls at meetings of the Executive Committee, Board and general meetings of the Company and meetings of the board of each Indirect Investment Vehicle ensure that the terms of the Business Plan and Asset Plans are complied with.

9.2.7	The Initial Plans shall be adopted by the parties at Completion.

9.3	US Filings

9.3.1	RTPUK shall be responsible at its sole cost, for dealing with any accounts, records, elections or other such documents which are required for United States federal, state or local tax purposes to be prepared, maintained or submitted by the Company, the Indirect Investment Vehicles or any other entity in which the Company holds a direct or indirect interest, and RTPUK shall indemnify and hold harmless Goodman, the Company, the Indirect Investment Vehicles, the Investment Adviser, the Property Manager and the Development Manager or any of their directors, officers and employees and any other entity in which the Company holds a direct or indirect interest from and against all costs, claims, liabilities, losses and damages suffered or incurred by any of Goodman, the Company, the Indirect Investment Vehicles, the Investment Adviser, the Property Manager and the Development Manager or any other entity in which the Company holds a direct or indirect interest, arising from RTPUK’s dealing with such accounts, records, elections or other such documents (including where the Company or any Indirect Investment Vehicle has an obligation under the Service Agreement to similarly indemnify the Investment Adviser, the Property Manager and the Development Manager) except where such costs, claims, liabilities, losses and damages have arisen as a result of information provided to RTPUK by any of the Investment Adviser, Property Manager or Development Manager which is incorrect in any material respect.

9.3.2	Each of the parties acknowledges and agrees that (without prejudice to any other rights available to them):

(a)	each of the Indirect Investment Vehicles, the Investment Adviser, the Property Manager and the Development Manager or any of their directors, officers and employees and any other entity in which the Company holds a direct or indirect interest (the “Indemnified Persons”) shall be entitled to enforce the rights reserved to them in clause 9.3.1 and that the provisions of clause 9.3.1 may not be amended without the consent in writing of any party to whom the benefit of clause 9.3.1 applies; and

(b)	none of them shall raise as a defence to any claim by an Indemnified Person under the indemnity in clause 9.3.1, that such person is not entitled to rely on such indemnity by virtue of the fact that such person is not a party to this agreement.

10.	FINANCING THE COMPANY

10.1	The Business and the business of each Indirect Investment Vehicle shall be financed initially by the proceeds of the Share subscriptions referred to in Schedule 3, together with funding provided pursuant to any Finance Agreements, provided that if the Company is required to make any additional payment under clause 3.3(a)(ii), 3.3(b)(ii), 3.6(a) or 3.6(c) or paragraph 7 of Schedule 6 of the Sale and Purchase Agreement, then the Shareholders shall fund such additional payment by way of a subscription for additional Shares in accordance with this clause 10.

10.2	Subject to clause 10.1, the Shareholders are not obliged to provide any further funding in addition to their Share subscriptions, but may do so if both Shareholders agree on a project by project basis. Any additional funding shall be provided by the Shareholders pro rata to their Shares unless the Shareholders otherwise agree and shall be subject to the terms of this agreement.

10.3	In the event that the Shareholders agree (or are required) to provide additional funding, the Shareholders shall each either execute and deliver to the Company a subscription for additional Shares for the agreed amount of the additional funding or execute and deliver to the Company loan agreements for the amount of any loans to be made available by them to the Company. The Shareholders agree to make such amendments to this agreement as may be necessary to give effect to the fact that they have agreed to provide additional funding by way of loans.

10.4	All Shares to be issued pursuant to clauses 10.2 and 10.3 shall be a nominal amount of Shares in the agreed proportions (as set out in clause 10.2) issued at a premium and all Shares to be issued to Goodman shall be A Shares and all Shares to be issued to RTPUK shall be B Shares.

10.5	The Shareholders shall procure that upon receipt of the subscription for Shares and subscription proceeds (in cleared funds) pursuant to clause 10.2 to 10.4 inclusive that the Company issue such Shares in accordance with the terms of this agreement and the Articles.

10.6	Emergency Funding

10.6.1

If either Shareholder or the Property Manager gives notice to the Company that Emergency Funding is required for an amount of up to one million pounds (£1,000,000) for any one occurrence, the Company shall within one (1) Business Day of receipt of that notice serve a notice (a “Drawdown Notice”) on each of the Shareholders. The Drawdown Notice will specify the reason for the Emergency Funding and the amount required for the Emergency Funding (an “Emergency Shareholder Loan”) and the date by which the Emergency Shareholder Loan must be advanced to the Company, provided that not less than four (4) Business Days’ prior written notice requesting payment shall be given. The Shareholders shall advance an Emergency Shareholder Loan pro rata to their Shares.

10.6.2	If a Shareholder fails to advance its Emergency Shareholder Loan, the other Shareholder may fund the resulting shortfall of the Emergency Funding by way of a further Emergency Shareholder Loan and the entire amount of Emergency Shareholder Loans funded by such other Shareholder shall accrue interest at a rate of eighteen per cent (18%) per annum, provided that if a Shareholder gives notice to the Company and the other Shareholder no later than two (2) Business Days after the due date of its Emergency Shareholder Loan disputing the fact that its Emergency Shareholder Loan is required for the purposes of Emergency Funding then, subject to clause 10.6.3, the interest rate will be 5 (five%) per annum.

10.6.3	If a dispute notice is served pursuant to clause 10.6.2, any Shareholder may be entitled within ten (10) Business Days of service of the dispute notice to apply to the Valuers for a determination as to whether the Emergency Funding was bona fide. If the Valuers rule that the Emergency Funding was bona fide, then the Company shall be required to pay interest on any Emergency Shareholder Loans advanced pursuant to clause 10.6.2 at eighteen per cent (18%) per annum and the Shareholders shall procure that the Company pay any shortfall in interest to the Shareholder who funded the Emergency Funding.

10.6.4	Without prejudice to clause 10.6.6, as soon as practicable after the date the Company provides Emergency Funding to the Property Manager, the Executive Committee and the Board shall meet to agree the extent to which Emergency Shareholder Loans may be refinanced, repaid to the Shareholders or to take such other action as may be agreed by the Executive Committee and the Board.

10.6.5	All Emergency Shareholder Loans shall not be counted in relation to determining the First Preferred Return or the Second Preferred Return. A failure by a Shareholder to advance its Emergency Shareholder Loan shall not be a Default Event.

10.6.6	All distributions of available cash to the Shareholders pursuant to clause 11.1.1 or 11.1.2 shall be made in repayment of any outstanding Emergency Shareholder Loans (and all accrued but unpaid interest on them) in priority to any further distributions to the Shareholders.

11.	DISTRIBUTIONS AND DIVIDENDS

11.1	Distributions

11.1.1	Subject to clause 10.6.6, any Finance Agreement and the requirements of the Companies Law, the Shareholders shall or shall procure that all distributions of available cash comprised of Net Operating Income shall be made to the Shareholders in accordance with the rights attaching to their Shares in the following order of priority:

(a)	first, to the Shareholders (pro rata to their Shares) until they have received back an amount equal to their accrued but unpaid First Preferred Return;

(b)	second, to RTPUK (as the B Shareholder) until RTPUK has received back an amount equal to the Second Preferred Return;

(c)	third, to Goodman (as the A Shareholder), until Goodman has received back an amount equal to the Second Preferred Return; and

(d)	thereafter, to the Shareholders (pro rata to their Shares),

provided always that each of the above sub-clauses shall be reapplied in respect of each new such distribution and in respect of each new Financial Year, in all cases after payment of or making appropriate provision or reserve (if any) for amounts determined by the Board in respect of fees, costs, expenses, liabilities and debt service (including under the Service Agreements and in each case whether actual, anticipated or contingent) and working capital requirements in each case of the Company or any Indirect Investment Vehicle.

11.1.2	Subject to clause 10.6.6, any Finance Agreement and the requirements of the Companies Law, the Shareholders shall or shall procure that all distributions of available cash comprised of Capital Proceeds shall be made to the Shareholders in accordance with the rights attaching to their Shares in the following order of priority:

(a)	first, to the Shareholders (pro rata to their Shares), in reduction of their Unreturned Capital;

(b)	second, to the Shareholders (pro rata to their Shares) until they have received back an amount equal to their accrued but unpaid First Preferred Return to the extent not already paid under clause 11.1.1(a) and/or this clause 11.1.2(b);

(c)	third, to RTPUK (as the B Shareholder) until RTPUK has received back an amount equal to their accrued but unpaid Second Preferred Return to the extent not already paid under clause 11.1.1 (b) and/or this clause 11.1.2(c);

(d)	fourth, to Goodman (as the A Shareholder), until Goodman has received back an amount equal to their accrued but unpaid Second Preferred Return to the extent not already paid under clause 11.1.1(c) and/or this clause 11.1.2(d); and

(e)	thereafter, to the Shareholders (pro rata to their Shares),

provided always that each of the above sub-clauses shall be reapplied in respect of each new such distribution and in respect of each new Financial Year, in all cases after payment of or making appropriate provision or reserve (if any) for amounts determined by the Board in respect of fees, costs, expenses and liabilities (including under the Service Agreements and in each case whether actual, anticipated or contingent) and working capital requirements in each case of the Company or any Indirect Investment Vehicle.

11.1.3	There is set out in Schedule 7 a worked example of this clause 11 and the promote payment under the Investment Advisory Agreement.

11.2	Distributions of income and capital and dividends

11.2.1	Subject to the requirements of the Companies Law, all Net Operating Income available for distribution will be distributed quarterly in accordance with clause 11.1.1 within 30 days after the Quarter End in respect of the immediately preceding Quarter, provided that the Company may make such distributions at more frequent intervals.

11.2.2	In addition, the Board may make distributions of Capital Proceeds in accordance with clause 11.1.2 and the requirements of the Companies Law at such time as the Board shall determine as long as the Board is of the view that there is cash available for distribution.

11.2.3	Subject to the requirements of the Companies Law, each Shareholder shall procure that the amount of the Company’s cash available for distribution shall be distributed by the Company to the Shareholders pursuant to clause 11.1.1 and this clause 11.1.2 by way of cash dividends.

11.2.4	Subject to any Finance Agreement and the requirements of the Companies Law, the Shareholders shall procure, through the exercise of all voting rights and powers of control available to them in relation to the Company and each Indirect Investment Vehicle, that all the reserves of each Indirect Investment Vehicle comprising Net Operating Income that are available for distribution from time to time shall be distributed to the Company after payment of or making appropriate provision or reserve (if any) for amounts determined by the board (or its equivalent) of any Indirect Investment Vehicle in respect of fees, costs, expenses and liabilities (including under the Service Agreements and in each case whether actual, anticipated or contingent) and working capital requirements in each case of the relevant Indirect Investment Vehicle.

12.	SECRETARIAL AND ACCOUNTING FUNCTIONS

The Company shall appoint the Administrator pursuant to the Administration and Secretarial Agreement to carry out the services referred to therein.

13.	INTELLECTUAL PROPERTY RIGHTS

Any Intellectual Property Rights which arise in the course of the Group’s activities shall belong to the Company, provided that this agreement shall not operate to transfer any Intellectual Property Rights of Goodman Limited (or any of its Associates) to the Company (including, for the avoidance of doubt, any Intellectual Property Rights owned by Goodman Limited (or any of its Associates) in its computer systems used in the delivery of its management services) other than as expressly provided in this agreement. However the Shareholders acknowledge 1) that all Intellectual Property Rights in the data output provided by Goodman Limited (or any of its Associates) to the Group (but no rights in the software system which provides such data output) shall vest in and be owned by the Company, and 2) Goodman Limited’s rights granted in the Trade Mark Licence Agreement.

14.	CONFIDENTIALITY

14.1	During the term of this agreement and for a period of one year after its termination or expiration for any reason each Shareholder undertakes to the other Shareholder (other than in respect of the Confidential Information relating to itself or its Associates):

14.1.1	to keep the Confidential Information confidential;

14.1.2	not to disclose the Confidential Information to any other person other than with the prior written consent of the other Shareholder or in accordance with clauses 14.2, 14.3 and 14.4; and

14.1.3	not to use the Confidential Information for any purpose other than for the performance of its obligations under this agreement.

14.2	During the term of this agreement a Shareholder may disclose the Confidential Information to an Associate or to its employees to the extent reasonably necessary for the purposes of this agreement and then on terms under which the relevant Associate or employee is made aware that the Confidential Information should be treated in confidence as if that Associate or employee were himself a party to this agreement. The parties acknowledge that RTPUK does not itself have employees but is the beneficiary of services provided to it by employees of the CBRE Investors group of companies. It is therefore agreed that for the purpose of this clause 14.2 RTPUK may disclose the Confidential Information to employees of the CBRE Investors group of companies strictly for the purpose of delivering services to RTPUK and in doing so, RTPUK shall procure that any such recipient is aware of the terms of this confidentiality undertaking and maintains all such information in confidence as if that recipient were himself a party to this agreement.

14.3	If and to the extent that a Shareholder discloses any Confidential Information to any other person in accordance with clause 14.2 it shall procure that each recipient of Confidential Information is made aware of and complies with the obligations of confidentiality set out in this clause 14 as if such recipient was a party to this agreement.

14.4	Each Shareholder may disclose Confidential Information if and to the extent:

14.4.1	required by law;

14.4.2	required pursuant to a request or order by a court of competent jurisdiction;

14.4.3	required by any securities exchange or regulatory or governmental body or authority to which any Shareholder or its Associates is subject or submits, wherever situated, including (without limitation) the Jersey Financial Services Commission, the UKLA, London Stock Exchange plc, the Panel on Takeovers and Mergers, the Australian Securities Exchange and the United States Securities and Exchange Commission, the United States Financial Industry Regulatory Authority and the various securities regulatory authorities of the states and federal districts of the United States;

14.4.4	required to vest the full benefit of this agreement in that Shareholder or expressly contemplated by this agreement;

14.4.5	required by any tax authority for the purposes of the tax affairs of the Shareholder or Associate concerned;

14.4.6	required by its professional advisers, auditors, bankers, underwriters or dealers of securities in the ultimate parents of the Shareholders (and their representative);

14.4.7	in the case of RTPUK, the information generally conforms with such information as CB Richard Ellis Realty Trust historically discloses in its filings with the United States Securities and Exchange Commission; or

14.4.8	in the case of Goodman, the information generally conforms with such information as Goodman Limited or Goodman Industrial Trust historically disclose in their filings with the Australian Securities Exchange, provided that prior to disclosing any Confidential Information pursuant to clauses 14.4.1, 14.4.2, 14.4.3 or 14.4.5, where possible under applicable law or regulation, the party who is to disclose such information shall first notify the other Shareholder in writing of such disclosure and where reasonably required by the other Shareholder shall act reasonably in co-operating with the other Shareholder in an attempt to prevent such disclosure in whole or in part in relation to any Confidential Information which is confidential to the other Shareholder including by participation in any submissions to the relevant body or regulatory or other authority.

14.5	For the purposes of this clause 14, information is not Confidential Information if:

14.5.1	it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement;

14.5.2	either Shareholder can establish to the reasonable satisfaction of the other Shareholder that it found out the information from a source not connected with the other Shareholder or any of its Associates and that the source is not under any obligation of confidence in respect of the information;

14.5.3	either Shareholder can establish to the reasonable satisfaction of the other Shareholder that the information was known to the first Shareholder before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

14.5.4	the Shareholders agree in writing that it is not confidential.

14.6	Notwithstanding any term or condition of this agreement to the contrary, the foregoing confidentiality obligations shall not extend to the tax structure or tax treatment of the Company, the Indirect Investment Vehicles and its or their investments, any transactions undertaken by the Company or the Indirect Investment Vehicles or to materials of any kind (including any opinions or other analysis) relating to such tax structure or tax treatment; provided, however, that such exception shall not include (1) the name (or other identifying information not relevant to such tax structure or tax treatment) of any person; (2) any performance information relating to the Company, the Indirect Investment Vehicles or its or their investments; or (3) any information for which nondisclosure is reasonably required to comply with applicable securities laws.

15.	ANNOUNCEMENTS

15.1	Subject to clause 15.2, no announcement concerning the Company, the Business, any Indirect Investment Vehicle, any Property or the existence or subject matter of this agreement or any of the Joint Venture Documents shall be made by any Shareholder without it being approved in writing by the other Shareholder as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed).

15.2	Any announcement or circular to be made or issued by either Shareholder (as required by law or by the UKLA and/or the London Stock Exchange plc and/or the Australian Stock Exchange or by any other regulatory body in relation to the trading of the securities of that party or by the Panel on Takeovers and Mergers or by any other regulatory body including the United States Securities and Exchange Commission) may be made or issued by such Shareholder without the prior approval of the other Shareholder.

15.3	Subject to clause 15.2 and save as may otherwise be provided by law, the Shareholders shall consult together upon the form of any such announcement or circular in relation to the subject matter of this agreement and the other Shareholder shall promptly provide such information and comment as the Shareholder making the announcement or sending out the circular may from time to time reasonably request.

16.	FIRST RIGHT OF OFFER ON QUALIFYING ASSETS

16.1	Right of Offer

16.1.1	Subject to clauses 16.1.2 and 16.1.3, Goodman shall procure that the Investment Adviser offers to the Company in priority to any other person the right to acquire any Qualifying Asset that has come to the attention of the Investment Adviser, Goodman or any of their Associates and that is:

(a)	owned by the Investment Adviser, Goodman or any of their Associates which the Investment Adviser, Goodman or any of their Associates has decided to sell or that is otherwise being pursued by or offered to the Investment Adviser, Goodman or any of their Associates; and

(b)	not precluded by the vendor of the Qualifying Asset (not being the Investment Adviser. Goodman or any of their Associates but including any of their joint venture partners) from being offered to or acquired by the Company (or any Indirect Investment Vehicle),

(the “Right of Offer”).

16.1.2	The Right of Offer shall commence on the date of this agreement and shall terminate on the earlier of:

(a)	the expiration of the Initial Investment Term;

(b)	(for the purposes of clauses 16.1 to 16.4) the date that the Board has rejected any three (3) Qualifying Assets offered by Goodman pursuant to clause 16.1.1 and (for the purposes of clauses 16.5 and 16.6) the date that the Board has rejected any three (3) Qualifying Assets offered by RTPUK pursuant to clause 16.5.1;

(c)	the date on which the aggregate value of Share subscriptions made by the Shareholders exceeds £400 million;

(d)	the termination of any of the Service Agreements in accordance with its terms;

(e)	the date that a Shareholder transfers its entire interest in the Company to the other Shareholder pursuant to clauses 7.1 or 20; and

(f)	the date that Goodman or RTPUK or any of their respective Associates are no longer a Shareholder,

(the “Offer Period”).

16.1.3	Notwithstanding anything to the contrary:

(a)	the Investment Adviser shall be entitled to exclude up to three (3) Qualifying Assets from the Right of Offer during the term of this agreement for any reason;

(b)	the Investment Adviser shall be entitled to offer any Qualifying Asset to an Excluded Entity in existence as at the date of this agreement where the Investment Adviser or its Associates are subject to an obligation existing at the date of this agreement to offer assets similar to Qualifying Assets to an Excluded Entity; and

(c)	the Investment Adviser may, but is not obliged to, offer to the Company any asset that is not a Qualifying Asset and in such case clauses 16.3 and 16.4 shall apply to that asset as if it was a Qualifying Asset.

16.2	Qualifying Asset

16.2.1	For the purposes of this clause 16, a “Qualifying Asset” is any real property that is a logistics development or logistics investment asset that:

(a)	has a target yield (calculated as Net Operating Income divided by Market Value) of greater than seven per cent (7%), unless otherwise agreed by the Board;

(b)	has a Market Value of greater than £10,000,000;

(c)	has a target IRR of greater than eight per cent (8%);

(d)	has in place leases or agreements for lease over the whole or substantially the whole of the lettable area of the asset for a term (or terms) (without including renewal terms) of greater than five (5) years and constitutes a stabilised asset;

(e)	would generally be acceptable to an institutional investor seeking a logistics property with a size greater than ten thousand square metres (10,000 m 2); and

(f)	is located in a major industrial property location in the Target Region.

16.2.2	The Shareholders acknowledge that whilst it will not preclude any asset from being a Qualifying Asset it will be preferable for a Qualifying Asset to be subject to leases or agreements for lease where the rental income is subject to regular increases.

16.3	First Notice of Qualifying Asset

16.3.1	Where a Qualifying Asset is subject to the Right of Offer, Goodman shall procure that the Investment Adviser provides written notice (the “First Notice”) to the Company of any potential Qualifying Asset together with such information as the Investment Adviser considers is reasonably necessary for the Company to make an evaluation of the Qualifying Asset which may include:

(a)	an estimate of the Market Value of the Qualifying Asset prepared by the Investment Adviser (including upon completion of any development where the asset is a development asset);

(b)	an estimate of the net operating income for the applicable Qualifying Asset for the first full year of the term of a lease to a tenant of the Qualifying Asset in which the tenant is required to pay full rent;

(c)	a capitalisation rate for such Qualifying Asset based on the estimated Market Value and the net operating income;

(d)	an investment proposal or development proposal (as appropriate);

(e)	in the case of a development logistics asset a site plan of the proposed improvements of the Qualifying Asset and a copy of the agreed heads of terms for a lease or agreement for lease; and

(f)	such of the due diligence materials listed in Schedule 6 as the Investment Adviser determines are relevant and to the extent that such materials are in the Investment Adviser’s possession or control,

(the “Due Diligence Materials”).

16.3.2

The Company shall have until the date that is ten (10) Business Days after the receipt of all necessary Due Diligence Materials as reasonably determined by the Investment Adviser, to either accept or reject the Qualifying Asset subject to the First Notice by serving written notice on the Investment Adviser. If the Company rejects a Qualifying Asset or if the Company fails to serve on the Investment Adviser notice of acceptance within such ten (10) Business Day period, then the Company shall have waived its right to acquire that Qualifying Asset and the Investment Adviser or any of its Associates or any third party may acquire or sell the Qualifying Asset.

16.4	Completion of acquisition of Qualifying Asset

16.4.1	If the Company accepts a Qualifying Asset pursuant to clause 16.3.2, the Company shall negotiate in good faith with the seller of the asset to either:

(a)	where the Qualifying Asset is an investment asset, complete the acquisition of the Qualifying Asset or any Indirect Investment Vehicle that owns the Qualifying Asset as soon as reasonably practicable; or

(b)	where the Qualifying Asset is a development asset, enter into an agreement with the seller for the acquisition of the asset upon practical completion of the asset subject to, amongst others, acceptance of the premises by the tenant and commencement of the lease term, provided that if a Qualifying Asset is to be acquired from Goodman or any of its Associates by way of an Indirect Investment Vehicle then the terms of any such acquisition shall be mutatis mutandis on substantially similar terms as the contract for the acquisition of the shares in the Brackmills SPV by the Company with such amendments as the Shareholders shall agree provided further that if the Company has not completed the acquisition or entered into an agreement with the relevant seller within one (1) month of the date of service of the notice of acceptance of the Qualifying Asset due to the fault or delay of RTPUK, then the Company shall be deemed to have rejected and waived its right to acquire the Qualifying Asset and the Investment Adviser or any of its Associates or any third party may acquire the Qualifying Asset.

16.4.2	Where the Company has entered into an agreement pursuant to clause 16.4.1(b), then Goodman shall procure that the Investment Adviser provides periodic updates, no less frequently than quarterly, relating to the construction, development and leasing aspects (as appropriate) of the Qualifying Asset, including any update to the Due Diligence Materials.

16.4.3	There shall be no requirement to complete the acquisition of any Qualifying Asset if the execution ready final lease or agreement for lease is materially different from the agreed heads of terms (as provided for in clause 16.3.1(e)), unless RTPUK and Goodman agree otherwise. Where any execution ready final lease or agreement for lease is materially different from the agreed heads of terms then upon presenting the Qualifying Asset to the Company it shall be deemed to be a new Qualifying Asset and the provisions of this clause 16 shall apply mutatis mutandis.

16.5	RTPUK Right of Offer

16.5.1	During the Offer Period, RTPUK (in each case, in so far as it is able) shall (and shall procure that any of its Associates shall) procure that any Qualifying Asset that is owned by a third party and is being pursued by RTPUK (or its Associates) is offered to the Company in priority to any other person where the Company is not precluded by the vendor of the Qualifying Asset (not being RTPUK or its Associates) from being offered to or acquired by the Company (or any Indirect Investment Vehicle) (the “RTPUK Offer”).

16.5.2	If a Qualifying Asset is subject to a RTPUK Offer, RTPUK shall provide written notice (the “RTPUK Notice”) to the Company of any potential Qualifying Asset together with such information as RTPUK considers is reasonably necessary for the Company to make an evaluation of the Qualifying Asset which may include the Due Diligence Materials to the extent that such materials are in RTPUK’s or its Associates’ possession or control.

16.5.3	The Company shall either accept or reject the Qualifying Asset the subject of the RTPUK Notice by indicating its acceptance or rejection on such notice and returning it to RTPUK within ten (10) Business Days after receipt of all necessary Due Diligence Materials as determined by the Investment Adviser. If the Company rejects such Qualifying Asset or if the Company fails to deliver notice of acceptance to RTPUK within such ten (10) Business Day period, then the Company shall have waived its right to acquire that Qualifying Asset and RTPUK or any of its Associates or any third party may acquire the Qualifying Asset.

16.5.4	If the Company accepts a Qualifying Asset pursuant to clause 16.5.3, the Company shall negotiate in good faith with the seller of the asset to either:

(a)	where the Qualifying Asset is an investment asset, complete the acquisition of the Qualifying Asset or any Indirect Investment Vehicle that owns the Qualifying Asset as soon as reasonably practicable; or

(b)	where the Qualifying Asset is a development asset, enter into an agreement with the seller for the acquisition of the asset upon practical completion of the asset subject to, amongst others, acceptance of the premises by the tenant and commencement of the lease term, provided that if the Company has not completed the acquisition or entered into an agreement with the relevant seller within one (1) month of the date of service of the notice of acceptance of the Qualifying Asset due to the fault or delay of Goodman or the Investment Adviser, then the Company shall be deemed to have rejected and waived its right to acquire the Qualifying Asset and RTPUK or any of its Associates or any third party may acquire the Qualifying Asset.

16.6	Waiver of Right of Offer or RTPUK Offer

The Company may waive the Right of Offer or the RTPUK Offer in relation to any Qualifying Asset at any time by written notice to the Shareholders and the Investment Adviser in which case the Qualifying Asset may be acquired by any other person.

16.7	The Shareholders agree and acknowledge that, save for the Right of Offer obligations contained in this clause 16, either of the Shareholders and any of the respective Associates may acquire, own, develop or otherwise exploit any interest in real estate, either directly or indirectly, and whether alone or for or with other persons and nothing in this agreement shall prevent them from doing so.

16.8	If either of the Shareholders or any Directors appointed by such Shareholder shall have voted against the acquisition by the Group of a Qualifying Asset from a third party, such Shareholder or its Associates shall not pursue the acquisition of such Qualifying Asset for its own benefit or the benefit of its Associates. For the avoidance of doubt, if the other Shareholder voted in favour of the acquisition of such Qualifying Asset by the Group, it may pursue the acquisition of such Qualifying Asset for its own benefit or the benefit of its Associates.

17.	GOOD FAITH

17.1	All transactions entered into between a Shareholder (or any Associate of it) and the Group shall be conducted in good faith and on the basis set out or referred to in this agreement or, if not provided for in this agreement, as may be agreed by the Shareholders.

17.2	Each Shareholder shall at all times act in good faith towards the other.

18.	COMPLIANCE WITH THIS AGREEMENT AND THE ARTICLES

18.1	Each Shareholder undertakes to the other that it shall take all practicable steps, including without limitation the exercise of votes it directly or indirectly controls at meetings of the Executive Committee, the Board and general meetings of the Company, to ensure that the terms of this agreement are complied with and that it does all such other acts and things as may be necessary or desirable to implement this agreement.

18.2	Each Shareholder undertakes to the other to comply fully and promptly with the provisions of the Articles so that each and every provision of the Articles (subject to clause 30.1) shall be enforceable by the Shareholders as between themselves in whatever capacity.

19.	TRANSFERS OF SHARES

19.1	Subject to any Finance Agreement and the relevant provisions of the Companies Law, no Shareholder shall sell, transfer, grant any Encumbrance over or otherwise dispose of any Share or grant any interest in any Share other than as permitted by the Articles or this agreement.

19.2	Subject to any Finance Agreement, a Shareholder may at any time transfer all (but not some) of its Shares to any of its Associates in accordance with the Articles, provided that:

19.2.1	the transferor provides such evidence as the other Shareholder may reasonably require that the transferee is an Associate of the transferor and can comply with the obligations on its part in this agreement;

19.2.2	the Company or the other Shareholder is not adversely affected by such transfer;

19.2.3	all costs and expenses in relation to such transfer are borne by the transferor, and the other Shareholder and the Company are indemnified accordingly; and

19.2.4	if the transferee ceases to be an Associate of the transferor, the transferee shall, and the transferor shall procure that the transferee shall, immediately transfer all its Shares which it holds back to the transferor or to another Associate of Goodman/or RTPUK (as the case may be).

19.3	Any person (who is not already a party to this agreement whether as an original party or by executing an Instrument of Adherence) acquiring any Shares (whether by allotment or transfer or transmission) shall not be allotted such Shares or registered as their holder unless or until he has entered into and delivered to the Company an Instrument of Adherence in a legally binding manner. Neither the Company nor any Shareholder shall be held liable for any distributions that may be made to the incorrect person following any such transfer prior to receipt of such an Instrument of Adherence.

20.	DEFAULT EVENTS

20.1	A Shareholder shall be a defaulting Shareholder (“Defaulting Shareholder”) upon the occurrence of any of the following events in respect of it (each a “Default Event”) and the other Shareholder shall be a non-defaulting Shareholder (“Non-Defaulting Shareholder”):

20.1.1	the Shareholder commits a material breach of its obligations under this agreement or an Associate of the Shareholder commits a material breach of its obligations under any Service Agreement and, where capable of remedy, the Shareholder or Associate (as the case may be) fails after service of notice requiring the breach to be remedied to:

(a)	commence remedy of the breach within 10 Business Days (or such longer period as is reasonable in the circumstances and agreed between the parties) of the date of service of the notice;

(b)	complete remedy of the breach within 30 Business Days (or such longer period as is reasonably required in the circumstances or as agreed between the parties) of the date of service of the notice; and/or

(c)	diligently proceed to remedy the breach;

20.1.2	the Shareholder fails to fund any amount required pursuant to this agreement (other than clause 10.6) within ten (10) Business Days of the due date;

20.1.3	the liquidation (voluntary or otherwise) of the Shareholder other than a genuine solvent reconstruction or amalgamation in which the new company resulting from such reconstruction or amalgamation assumes (and is capable of assuming) all the obligations of the Shareholder;

20.1.4	an order is made by a court of competent jurisdiction or a resolution is passed for the administration of a Shareholder;

20.1.5	any step is taken by any person (and is not withdrawn or discharged within ninety (90) days) to appoint a liquidator, receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of the Shareholder;

20.1.6	the Shareholder becomes unable to pay its debts as they fall due for the purposes of section 123(1)(e) of the United Kingdom Insolvency Act 1986;

20.1.7	the Shareholder enters into a composition or arrangement with its creditors;

20.1.8	any event analogous to any of the events set out in clauses 20.1.3 to 21.1.7 (inclusive) occurs in any jurisdiction other than England and Wales; and/or

20.1.9	in the case of:

(a)	RTPUK, CB Richard Ellis Realty Trust ceases to hold a direct or indirect majority of the beneficial interests in RTPUK; and

(b)	Goodman, Goodman Industrial Trust ceases to hold a majority of the beneficial interests in Goodman,

and each Shareholder shall forthwith notify the Company and the other Shareholder if it becomes a Defaulting Shareholder or it becomes aware of the occurrence of a Default Event in relation to the other Shareholder.

20.2	Without prejudice to any other rights of action or remedies it may have, upon becoming aware of a Default Event the Non-Defaulting Shareholder may, within 45 Business Days of becoming aware of the Default Event and provided such Default Event still continues:

20.2.1	serve notice on the Defaulting Shareholder and the Company (the “Default Notice”):

(a)	where the Default Event relates to a Transaction in Progress that cannot be furthered or completed due to the occurrence of the Default Event, requiring that the Defaulting Shareholder pay within ten (10) Business Days of service of the Default Notice compensation to the Non-Defaulting Shareholder in an amount equal to ten per cent (10%) of the Transaction Amount; and/or

(b)	where the Defaulting Shareholder is Goodman or an Associate of Goodman, requiring notice to be served on each of the Investment Adviser, the Property Manager and the Development Manager (on behalf of the Company) terminating the Investment Advisory Agreement, the Property Services Agreement and/or the Development Management Agreement; and/or

20.2.2	during the Initial Investment Term serve a Company Buy-Sell Notice on the Defaulting Shareholder,

provided that the Non-Defaulting Shareholder may exercise its rights in respect of any one or more of clauses 20.2.1(a), 20.2.1(b) and 20.2.2 or any combination of them.

20.3	At any time after the service of a Default Notice (and provided such Default Event continues), no Directors or Representatives appointed by the Defaulting Shareholder shall be entitled to vote at any meeting of the Executive Committee or the Board of the Company or any Indirect Investment Vehicle and the Defaulting Shareholder shall not be entitled to vote at a general meeting of the Company and the quorum for any such meeting during this time shall be one Director or one Representative appointed by the Non-Defaulting Shareholder (as appropriate) or in the case of a general meeting, the Non-Defaulting Shareholder (although the Directors and Representatives appointed by the Defaulting Shareholder may attend meetings of the Executive Committee and the Board and the Defaulting Shareholder may attend general meetings of the Company in each case if they so wish). During such period, the Non-Defaulting Shareholder will (and will use all powers reasonably available to it to procure that the Directors and Representatives appointed by it will) act in good faith and take account of the interests of the Company and its Shareholders generally in considering how to exercise the powers of control and management available to it.

21.	DETERMINATION OF NAV

21.1	Where the NAV or NAV per Share is required to be determined for the purposes of this agreement the following provisions shall apply:

21.1.1	Within five (5) Business Days of the date on which the NAV is required to be determined (the “Relevant Date”) the Company shall instruct the Valuers to determine (within ten (10) Business Days of such instruction) the Market Value of the Properties as at the Relevant Date. The Valuers shall act as an expert and not as arbitrators (but notwithstanding this each of the Shareholders shall be entitled to make written submissions and counter submissions to the Valuers although the Valuers shall not be in any way fettered by any such submissions and counter submissions) and the determination of the Valuers shall be final and binding on the Shareholders (save in the case of manifest or proven error which shall be rectified without delay). The costs of the Valuers shall be borne by the Company.

21.1.2	Following determination of the Market Value of the Properties in accordance with clause 21.1.1, the Company shall instruct the Auditors to determine the NAV. The Auditors shall act as an expert in determining the NAV and not as an arbitrator and their determination of the NAV shall be final and binding on the Shareholders (save in the case of manifest or proven error which shall be rectified without delay). The costs of the Auditors shall be borne by the Company.

22.	COMPLETION OF THE SALE AND PURCHASE OF SHARES

22.1	Completion of the sale and purchase of Shares under clause 7.1 shall take place at the registered office of the Company on the date which is thirty (30) Business Days after the date of acceptance or deemed acceptance pursuant to clause 7.1.2.

22.2	At completion:

22.2.1	the transferring Shareholder shall transfer its Shares by way of a duly completed share transfer form to the purchaser together with the relevant share certificate and such other documents as the purchaser may reasonably require to show good title to the Shares and enable it to be registered as the holder of the Shares;

22.2.2	the purchaser shall pay the purchase price by telegraphic transfer/cheque to the transferring Shareholder or its solicitors (who have been irrevocably authorised by the transferring Shareholder to receive it) or to such other bank account as the transferring Shareholder may nominate; and

22.2.3	the transferring Shareholder shall deliver or procure that there are delivered to the Company resignations from all of the Directors appointed by the transferring Shareholder, to take effect at completion of the sale of the Shares under this clause 22 and acknowledging that such Directors have no claims against the Company.

22.3	The transferring Shareholder’s Sale Shares will be sold by the transferring Shareholder with full title guarantee and free from all Encumbrances.

22.4	The Shareholders shall procure the registration of the transfers of the transferring Shareholder’s Shares under this clause 22 and each of them consents to such transfers and registrations pursuant to this agreement and the Articles.

22.5	If the transferring Shareholder fails to deliver duly completed share transfer forms for the relevant Shares to the purchaser by the completion date as required by clause 22.2:

22.5.1	the Directors may (and shall if requested by the purchaser) authorise any Director to transfer the Shares on the transferring Shareholder’s behalf to the purchaser to the extent that the purchaser has, by the completion date, put the Company in funds to pay the price due for the relevant Shares. Each Shareholder irrevocably and by way of security appoints the other Shareholder as its respective attorney to execute any transfer of Shares pursuant to this clause 22.5.1. The Shareholders agree to hold each other harmless in relation to, and ratify any action taken by the other in accordance with this clause 22.5.1;

22.5.2	the Directors shall then authorise registration of the share transfer; and

22.5.3	the transferring Shareholder shall surrender the share certificate for its Shares to the Company and on surrender the transferring Shareholder shall be entitled to the purchase price for its Shares.

23.	ASSIGNMENT

No Shareholder shall create any Encumbrance over or assign or transfer or create any trust in respect of purport to create any Encumbrance over or assign or transfer or create any trust in respect of any of its rights or obligations under this agreement without the prior written consent of the other Shareholder.

24.	SUCCESSORS

This agreement shall be binding on and enure for the benefit of the lawful successors and permitted assigns of each Shareholder.

25.	DURATION

25.1	This agreement shall continue in force for an initial term (“Initial Term”) of five years from the date of this agreement and shall continue in force after the Initial Term unless terminated earlier pursuant to the terms of this agreement or if terminated:

25.1.1	at any time by the written agreement of the Shareholders; or

25.1.2	automatically without notice:

(a)	on the date that all of the Shares become owned by one Shareholder; or

(b)	on the date of the winding up of the Company,

provided that following a resolution being passed for the winding up of the Company, the Right of Offer and RTPUK Offer shall no longer apply.

25.2	The Shareholders shall meet at least every five (5) years after the commencement of this agreement to consider the termination of this agreement and possible exit strategies.

25.3	Upon termination of this agreement the Shareholders shall procure that the Company is wound up and the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and any Indirect Investment Vehicle and shall endeavour to ensure that:

25.3.1	all existing contracts of the Company and any Indirect Investment Vehicle are performed so far as there are sufficient resources within the Company and any Indirect Investment Vehicle;

25.3.2	no new contractual obligations shall be entered into by the Company or any Indirect Investment Vehicle;

25.3.3	the Investment Adviser determines the appropriate strategy for the Disposal of any Properties or Indirect Investment Vehicle, as the case may be, in which the Company still has an interest and shall procure the marketing of the relevant Properties or Indirect Investment Vehicles, as the case may be, as soon as reasonably practicable for the best price reasonably obtainable on the open market;

25.3.4	following the sale of all of the Properties, the Company and each remaining Indirect Investment Vehicle shall be wound up as soon as possible; and

25.3.5	each Shareholder shall return to the other and the Company shall return to each of the Shareholders all proprietary information belonging to or originating from either of the Shareholders, as the case may be.

25.4	Termination of this agreement shall not affect any rights or liabilities that the parties have accrued under it.

25.5	This clause 25.5 and the following provisions of this agreement remain in full force after termination:

25.5.1	clause 1 (Definitions and Interpretation);

25.5.2	clause 14 (Confidentiality);

25.5.3	clause 15 (Announcements);

25.5.4	clause 17 (Good Faith);

25.5.5	clause 25.3 (Duration);

25.5.6	clause 26 (Tax);

25.5.7	clause 27 (Entire Agreement);

25.5.8	clause 28 (Severance);

25.5.9	clause 31 (Variation);

25.5.10	clause 32 (Waiver

25.5.11	clause 33 (Costs);

25.5.12	clause 34 (Further Assurance);

25.5.13	clause 36 (Notices); and

25.5.14	clause 37 (Governing Law and Jurisdiction).

26.	TAX

26.1	The Company shall be organised in such a manner that the Directors may elect for the Company to be classified as a “partnership” or a “disregarded entity” for US federal income tax purposes, it being understood that the Directors shall cause the Company to elect to be treated as a partnership or disregarded entity for US federal income tax purposes effective not later than the day before the Company issues any Shares to RTPUK.

26.2	RTPUK shall (at its sole discretion) be entitled to determine the US tax classifications of the Company, its Indirect Investment Vehicles and any other entity in which the Company holds a direct or indirect interest, in each case, prior to their acquisition or formation, and Goodman shall consent to any US tax elections necessary or appropriate to secure such classifications.

26.3	Goodman acknowledges that the indirect parent of RTPUK has elected to be treated as a real estate investment trust (a “REIT”) for US federal income tax purposes. Prior to the direct or indirect acquisition or formation of any interest in any Property, Indirect Investment Vehicle, or other entity, RTPUK will be required to confirm to the Company that the proposed acquisition or formation is suitable for RTPUK’s indirect parent in relation to the US federal income tax rules applicable to REITs.

27.	ENTIRE AGREEMENT

27.1	This agreement together with any documents referred to in it contains the entire agreement between the parties in relation to the matters contemplated by this agreement and any such documents and supersedes any previous agreements between the parties in relation to such matters.

27.2	Each of the parties confirms that in entering into this agreement it has not relied on any statement, representation, warranty, agreement or undertaking of any person (whether a party to this agreement or not) other than those expressly set out in this agreement, and that it will not have any claim, right or remedy arising out of any such statement, representation, warranty, agreement or undertaking.

27.3	Nothing in this agreement shall operate to limit or exclude any liability of one of the parties in respect of a fraudulent misrepresentation made by that party to any of the others.

28.	SEVERANCE

28.1	Each of the provisions of this agreement is distinct and severable from the others. If at any time one or more of those provisions is or becomes invalid or unenforceable (whether wholly or partly), the validity and enforceability of the remaining provisions (or the same provision to any other extent) shall not be affected or impaired in any way.

28.2	If any provision of this agreement is or becomes invalid or unenforceable (whether wholly or partly) but it would be valid or enforceable if deleted in part or reduced in application, then the provision shall apply with the minimum deletion or modification necessary to make it valid or enforceable.

29.	NO PARTNERSHIP

Nothing in this agreement (including clause 26) shall be deemed to constitute a partnership or agency relationship between the parties or any other person.

30.	STATUS OF AGREEMENT

30.1	If there is any conflict or inconsistency between the provisions of this agreement and the Articles or the articles of any Indirect Investment Vehicle, this agreement shall prevail.

30.2	The Shareholders shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the Articles or the articles of any Indirect Investment Vehicle, to the extent necessary, to permit the Company and each Indirect Investment Vehicle and its affairs to be administered as provided in this agreement.

30.3	Nothing in this agreement shall be deemed to constitute an amendment of the Articles or the articles of any Indirect Investment Vehicle or any previous articles of association of the Company or the articles of any Indirect Investment Vehicle.

30.4	The Company is not bound by any provision of this agreement to the extent that it constitutes an unlawful fetter on any statutory power of the Company. This shall not affect the validity of the relevant provision as between the other parties to this agreement or the respective obligations of the other parties as between themselves under clause 30.2.

31.	VARIATION

No variation of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

32.	WAIVER

32.1	A party can only waive a right or remedy provided in this agreement or by law by express written notice.

32.2	No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this agreement shall operate as a waiver of it, impair, or prejudice it.

32.3	Any single or partial exercise or waiver of any power, right or remedy shall not preclude its further exercise or the exercise of any other power, right or remedy.

33.	COSTS

Unless otherwise provided in this agreement all costs in connection with the negotiation, preparation, execution and performance of this agreement shall be borne by the party that incurred the costs.

34.	FURTHER ASSURANCE

Each of the parties shall promptly execute and deliver all such documents and do all such things as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

35.	COUNTERPARTS

The parties may execute this agreement in any number of counterparts, each of which when executed and delivered will be an original but all of which when taken together will constitute one agreement.

36.	NOTICES

36.1	Form of notice

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this agreement (each a “Notice” for the purposes of this clause 36) must be in English, legible and subject to clause 36.2.1(d) in writing and signed by or on behalf of the person giving it.

36.2	Method of service

36.2.1	A Notice must be served by one of the following methods:

(a)	by hand to the relevant address set out in clause 36.3 and shall be deemed to have been served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

(b)	by special delivery post or international courier, in either case with proof of receipt to the relevant address set out in clause 36.3 and shall be deemed to have been served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

(c)	by fax to the relevant fax number set out in clause 36.3 and shall be deemed served on despatch, if sent during a Business Day or at the start of the next Business Day if sent at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using one of the methods described in clauses 36.2.1(a) or 36.2.1(b) no later than the end of the next Business Day; or

(d)	in the case of clauses 14 and 15, by electronic mail to the relevant email address set out in clause 36.3 and shall be deemed to have been served upon transmission by the sender if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time, provided that a notice shall be deemed not to have been received where the sender has received an error, out of office or similar reply message.

36.2.2	In this clause 36, all references to “Business Day” mean during business hours (i.e. 9.00 am to 5.00 pm) based on the local time where the recipient of the Notice is located.

36.2.3	Subject to clause 36.2.1(d), a Notice must not be sent by electronic mail.

36.3	Addresses for service

Notices must be addressed as follows:

36.3.1	Notices for Goodman must be marked for the attention of:

Name: General Counsel, Europe

Address: Arlington House, Arlington Business Park, Theale, Berkshire RG7 4SA

Fax number: +44 118 930 4383

Email: dominiek.vanoost@goodman.com

36.3.2	Notices for RTPUK must be marked for the attention of:

Name: Russell Taylor

Address: c/o CB Richard Ellis Investors, 21 Bryanston Street, London W1H 7PR

Fax number: +44 20 7268 7307

Email: rtaylor@cbreinvestors.com

36.3.3	Notices for the Company must be marked for the attention of:

Name: Company Secretary

Address: 13 Castle Street, St Helier, Jersey JE4 5UT

Fax number: +44 1534 769 770

Email: goodman@sannegroup.com

36.4	Copies of Notices

36.4.1	Copies of all Notices sent to Goodman must also be sent or given to:

Name: General Counsel

Address: Goodman Limited, 60 Castlereagh Street, Sydney NSW 2000 Australia

Fax number: +61 2 9230 7444

Email: carolyn.scobie@goodman.com

36.4.2	Copies of all Notices sent to RTPUK must also be sent or given to:

Name: Jack Cuneo

Address: 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, USA

Fax number: 001 609 806 2666

Email: jcuneo@cbreinvestors.com

36.4.3	Notices for the Company must also be sent or given to:

Name: General Counsel, Europe

Address: Arlington House, Arlington Business Park, Theale, Berkshire RG7 4SA

Fax number: +44 118 930 4383

Email: dominiek.vanoost@goodman.com

And

Name: Russell Taylor

Address: c/o CB Richard Ellis Investors, 21 Bryanston Street, London W1H 7PR

Fax number: +44 20 7268 7307

Email: rtaylor@cbreinvestors.com

36.4.4	Copies of Notices must be sent by one of the methods described in clause 36.2. Failure to deliver copies other than in respect of clause 36.2.1(d) will invalidate the Notice.

36.5	Change of details

A party may change its address for service so long as it gives the other party at least ten (10) Business Days’ prior notice. Until the end of those ten (10) Business Days, service on either the old or new address will be effective.

37.	GOVERNING LAW AND JURISDICTION

37.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by Jersey law.

37.2	The parties irrevocably agree that the courts of Jersey shall have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

The parties have executed this agreement on the date stated at the top of page 1.

SCHEDULE 1

Initial Properties

Property	Description	Title Numbers	Relevant Owner

Brackmills	The leasehold property known as The Houghton Centre, Salthouse Road, Brackmills Industrial Estate, Northampton	NN204508	Goodman Brackmills (Jersey) Limited

South Normanton	The freehold property known as Amber Park, Berristow Lane, South Normanton, Alfreton	DY286621	Goodman South Normanton (Jersey) Limited

SCHEDULE 2

Part 1 – Major Decisions

1.	The entering into or any change to any Finance Agreement or the refinancing of such facilities (including granting any Encumbrance over any Property or over any other asset or interests of the Company or the relevant Indirect Investment Vehicle).

2.	Any proposal for the acquisition of any Property either directly or indirectly, including a Qualifying Asset pursuant to clause 16.

3.	Any proposal for the Disposal of any Property or part of any Property held by an Indirect Investment Vehicle, otherwise than in the case of a sale as provided for in the then current Business Plan or relevant Asset Plan.

4.	Material capital expenditures, being any capital expenditure which is at least five per cent (5%) in excess of the operating and capital budget for the relevant item (if applicable) in relation to the relevant Property or as set out in the Business Plan or relevant Asset Plan.

5.	Annual operating and capital budget in relation to each Property and the Group as a whole.

6.	Save where already approved by virtue of approval of the Business Plan or an Asset Plan, amending and renegotiating leases and entering into any agreements for lease and any lease with any tenant of the whole or any part of a Property (in each case including, but not limited to, the identity of any such tenant) or any material modification to any such lease.

7.	Termination and/or engagement of any Service Agreement or any other Related Party Contract, other than as set out under clause 4.4.4(b) (and for the avoidance of doubt termination under clause 9.2.2 of the Investment Advisory Agreement, clause 9.2.2 of the Property Services Agreement or clause 12.2.3 of the Development Management Agreement shall be a Major Decision).

8.	Material development, redevelopment or refurbishment of any Property.

Part 2 – Reserved Matters

1.	The winding up the Company and any Indirect Investment Vehicles, including:

1.1	the method of divestment of all assets of the Company as a portfolio or as individual properties;

1.2	the roll over of the Company’s assets into a follow-on fund or the Goodman European Logistics Fund with liquidity provided to the Shareholders to allow them to exit the joint venture established by this agreement in whole or in part; or

1.3	an initial public offering.

2.	The admittance of a third party Shareholder into the Company.

3.	Any alteration to the Memorandum, Articles, constitutional documents of any Indirect Investment Vehicle and this agreement.

SCHEDULE 3

Completion

At Completion:

1.	The Shareholders shall procure that such meetings of the Company and the Board are held as may be necessary to:

1.1	transfer the share held by the Administrator to the Goodman Shareholder;

1.2	transfer the share held by SNL to the CBRE Shareholder;

1.3	issue and allot 1 Share to Goodman and 7 Shares to RTPUK;

1.4	redesignate the 2 Shares held by Goodman as A Shares and the 8 Shares held by RTPUK as B Shares and issue share certificates to them;

1.5	adopt new Articles and new constitutional documents for each Indirect Investment Vehicle;

1.6	appoint and designate Stephen Young and Zena Yates as A Directors;

1.7	appoint and designate Chuck Hessel, Colin Borman and Peter Machon as B Directors;

1.8	authorise the Company to execute:

(a)	this agreement;

(b)	the Service Agreements;

(c)	the Administration and Secretarial Agreement;

(d)	the Trade Mark Licence Agreement; and

(e)	the Sale and Purchase Agreements;

1.9	adopt the Initial Plans;

1.10	appoint Sanne Secretaries Limited as secretary of the Company;

1.11	appoint HSBC as the bankers of the Company and pass the resolutions comprised in, and complete, the bank’s mandate form; and

1.12	appoint Deloitte as Auditors.

2.	The Shareholders shall procure that the Company complete the acquisition of the Brackmills SPV and the South Normanton SPV.

3.	Goodman shall:

3.1	execute a stock transfer form transferring 1 Share (to be redesignated an A Share) from the Administrator to Goodman and shall pay £1 to the Administrator; and

3.2	subscribe in cash for 1 Share (to be redesignated an A Share) and shall pay four million, five hundred and fourteen thousand pounds, six hundred and ninety-nine pounds (£4,514,699) to the Company;

3.3	procure the execution of and deliver to the Company the Service Agreements and the Trade Mark Licence Agreement; and

3.4	provide a legal opinion in the Agreed Form.

4.	RTPUK shall:

4.1	execute a stock transfer form transferring 1 Share (to be redesignated a B Share) from SNL to RTPUK and shall pay £1 to SNL;

4.2	subscribe in cash for 7 Shares (to be redesignated as B Shares) and shall pay eighteen million, fifty-eight thousand, seven hundred and ninety-nine pounds (£18,058,799) to the Company; and

4.3	provide a legal opinion in the Agreed Form.

SCHEDULE 4

Instrument of Adherence

DATE	200[ ]

PARTIES

(1)	[ ] (a trust established in [ ], acting by its [manager/trustees] [ ] (incorporated and registered in [ ] under company registration number [ ]), the registered office of which is at [ ] (the “Transferor”); and

(2)	[ ] (incorporated and registered in [ ] under company registration number [ ]), the registered office of which is at [ ] (the “New Shareholder”)

RECITALS

(A)	This instrument is supplemental to an agreement (“Shareholders’ Agreement”) dated [ ] 2010, made between (1) Goodman Jersey Holdings Trust (acting by its trustee Goodman Jersey Property Holdings (Aust) Pty Ltd) (2) RT Princeton UK Holdings, LLC and (3) Goodman Princeton Holdings (Jersey) Limited (“Existing Parties”) setting out the terms for operating the joint venture company, Goodman Princeton Holdings (Jersey) Limited (incorporated and registered in Jersey with company number 105771) (“Company”).

(B)	By a transfer of Shares in the capital of the Company dated [ ], the Transferor transferred to the New Shareholder [ ] Shares in the capital of the Company for [ ] pounds (£[—]).

IT IS AGREED AS FOLLOWS

1.	Words and expressions used in this instrument shall, unless the context expressly requires otherwise, have the meaning given to them in the Shareholders’ Agreement.

2.	The “Effective Date” means the date of this instrument.

3.	The New Shareholder confirms that it has been supplied with a copy of the Shareholders’ Agreement and undertakes with each of the Existing Parties that, from the Effective Date, the New Shareholder shall observe, perform and be bound by the provisions of the Shareholders’ Agreement that contain obligations on the Transferor as though the New Shareholder was an original party to the Shareholders’ Agreement.

4.	Nothing in this instrument shall release the Transferor from any liability in respect of any obligations under the Shareholders’ Agreement due to be performed prior to or after the Effective Date. The Transferor shall not be liable for any matter arising on or after the Effective Date.

5.	This instrument shall be governed by, and construed in accordance with, Jersey law.

6.	The courts of Jersey are to have exclusive jurisdiction to determine any dispute arising out of or in connection with this instrument. Each party irrevocably submits and agrees to submit to the jurisdiction of the Jersey courts.

This document has been executed and is delivered and takes effect on the date stated at the beginning of it.

Signed by [ ]	)
acting by [ ], a director,	)
in the presence of:	)

Signature of witness
Name (in BLOCK CAPITALS)

Address

Signed by [ ]	)
acting by [ ], a director,	)
in the presence of:	)

Signature of witness
Name (in BLOCK CAPITALS)

Address

SCHEDULE 5

Articles

In the Agreed Form.

SCHEDULE 6

Due Diligence Materials

1.	Most recent surveys.

2.	Updated copy of registered title (with an effective date no earlier than two months prior to the date of acquisition of the Qualifying Asset) or most recent title insurance policy, together with copies of all listed exceptions.

3.	Leases, lease amendments, assignments, subleases, lease guarantees and other occupancy agreements.

4.	Building plans and specifications, “as-built” (if available), including actual floor area measurements and floor diagrams, together with detailed gross, rentable and usable floor area calculations for the building, each floor and each tenant (if available in each case).

5.	Environmental and physical inspection reports generated by third parties regarding the Qualifying Asset, including soil reports (if available).

6.	Complete rent roll for most recent month and budgeted operating statement.

7.	Tenant financials.

8.	Statement of or certificate showing insurance coverage.

9.	Such tax returns, registrations and information as are necessary to undertake a suitable review of the tax history of the Qualifying Asset.

10.	A detailed summary of all unresolved litigation, including actions taken on behalf of or against the ownership of the Qualifying Asset.

11.	Service charge budget for the current year and first fiscal year (if available).

12.	All approvals, permits and licenses from each governmental authority having jurisdiction over the Qualifying Asset as are necessary to permit the full use and occupancy of the Qualifying Asset, including without limitation, environmental permits and approvals, certificate of completion, certificates of occupancy and evidence of compliance with applicable zoning and land use regulations.

13.	A local search not more than 3 months old and any other searches which a prudent buyer’s lawyer would make.

SCHEDULE 7

Distribution Worked Example

In the Agreed Form

Signed for and on behalf of	)
GOODMAN JERSEY PROPERTY HOLDINGS	)
(AUST) PTY LTD in its capacity as trustee for GOODMAN JERSEY HOLDINGS TRUST	) )
by its attorney in the presence of:	)

Signature of attorney	/s/ Carl Bicego

Signature of witness	/s/ Angela Lin
Name (in BLOCK CAPITALS) ANGELA LIN

Address	77A Livingstone Avenue
Pymble NSW, 2073
Australia

Signed by RT PRINCETON UK HOLDINGS, LLC	)
a Delaware limited liability company	)
acting by	)
Name: Charles W. Hessel
Title: Vice President
in the presence of: Gregory L. Vinson	)

Signature of witness	/s/ Gregory L. Vinson
Name (in BLOCK CAPITALS) GREGORY L. VINSON

Address	c/o CB Richard Ellis Realty Trust
47 Hulfish Street, Suite 210
Princeton, NJ 08542

Signed by GOODMAN PRINCETON HOLDINGS	)
(JERSEY) LIMITED	)
acting by Colin Burman a director	)
in the presence of:	)

Signature of witness	/s/ Peter Machon
Name (in BLOCK CAPITALS)

Address	Ivy Farm, La Rue du Grand Mourier
St. John, Jersey
JE3 4AB, Channel Islands